Exhibit 10.10

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

among

ENFORCEMENT VIDEO, LLC

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Swing Line Lender and L/C Issuer

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION,

as Sole Lead Arranger and Sole Book Runner

Dated as of September 25, 2017

i

6.8	Approvals	54
6.9	Taxes	54
6.10	Use of Proceeds; Margin Securities	54
6.11	ERISA	54
6.12	Disclosure	55
6.13	Subsidiaries	55
6.14	Agreements	55
6.15	Compliance with Laws	55
6.16	Inventory	55
6.17	Regulated Entities	55
6.18	Environmental Matters	55
6.19	Intellectual Property	56
6.20	Foreign Assets Control Regulations and Anti-Money Laundering	57
6.21	Patriot Act	57
6.22	Insurance	57
6.23	Solvency	57
6.24	Security Documents	57

ARTICLE 7 AFFIRMATIVE COVENANTS		57
7.1	Reporting Requirements	57
7.2	Maintenance of Existence; Conduct of Business	60
7.3	Maintenance of Properties	60
7.4	Taxes and Claims	60
7.5	Insurance	60
7.6	Inspection Rights	61
7.7	Keeping Books and Records	61
7.8	Compliance with Laws	61
7.9	Compliance with Agreements	61
7.10	Further Assurances	61
7.11	ERISA	62
7.12	Depository Relationship	62
7.13	Additional Guarantors	62

ARTICLE 8 NEGATIVE COVENANTS		62
8.1	Debt	62
8.2	Limitation on Liens	62
8.3	Mergers, Etc	63
8.4	Restricted Payments	63
8.5	Loans and Investments	64
8.6	Limitation on Issuance of Equity	64
8.7	Transactions With Affiliates	64
8.8	Disposition of Assets	65
8.9	Sale and Leaseback	65
8.10	Prepayment of Debt	65
8.11	Nature of Business	65
8.12	Environmental Protection	65
8.13	Accounting	65
8.14	Burdensome Agreements	65
8.15	Subsidiaries	65
8.16	Amendments of Constituent Documents	66
8.17	Hedge Agreements	66
8.18	OFAC	66
8.19	Change in Management	66

ARTICLE 9 FINANCIAL COVENANTS		66
9.1	Leverage Ratio	66
9.2	Fixed Charge Coverage Ratio	66
9.3	Post-Discretionary Distribution Fixed Charge Coverage Ratio	66
9.4	Minimum EBITDA	66
9.5	Capital Expenditures	67
9.6	Minimum Asset Coverage	67

ARTICLE 10 DEFAULT		67
10.1	Events of Default	67
10.2	Remedies Upon Default	69
10.3	Application of Funds	70
10.4	Performance by Administrative Agent	70

ARTICLE 11 AGENCY		71
11.1	Appointment and Authority	71
11.2	Rights as a Lender	71
11.3	Exculpatory Provisions	72
11.4	Reliance by Administrative Agent	73
11.5	Delegation of Duties	73
11.6	Resignation of Administrative Agent	73
11.7	Non-Reliance on Administrative Agent and Other Lenders	75
11.8	Administrative Agent May File Proofs of Claim	75
11.9	Collateral and Guaranty Matters	76
11.10	Bank Product Agreements	76

ARTICLE 12 MISCELLANEOUS		77
12.1	Expenses	77
12.2	INDEMNIFICATION	78
12.3	Limitation of Liability	79
12.4	No Duty	79
12.5	Lenders Not Fiduciary	79
12.6	Equitable Relief	79
12.7	No Waiver; Cumulative Remedies	79
12.8	Successors and Assigns	80
12.9	Survival	83
12.10	Amendment	83
12.11	Notices	85
12.12	Governing Law; Venue; Service of Process	86
12.13	Counterparts	87
12.14	Severability	87
12.15	Headings	87
12.16	Construction	87
12.17	Independence of Covenants	87
12.18	WAIVER OF JURY TRIAL	87
12.19	Additional Interest Provision	88
12.20	Ceiling Election	88
12.21	USA Patriot Act Notice	89
12.22	Defaulting Lenders	89
12.23	Sharing of Payments by Lenders	91
12.24	Payments Set Aside	92

12.25	Confidentiality	92
12.26	Electronic Execution of Assignments and Certain Other Documents	93
12.27	Independence of Covenants	93
12.28	Existing Credit Agreement	93
12.29	NOTICE OF FINAL AGREEMENT	93

SCHEDULES

2.1	Commitments and Applicable Percentages
6.5	Litigation and Judgments
6.13	Subsidiaries, Ventures, Etc.
6.19	Intellectual Property
6.5	Litigation and Judgments
8.1	Existing Debt
8.2	Existing Liens
8.5	Existing Investments
12.11	Notices

EXHIBITS

A	Assignment and Assumption
B	Compliance Certificate
C	Revolving Credit Borrowing Request
D	Revolving Credit Note
E	Swing Line Loan Request
F	Tax Forms
G	Revolving Credit Availability Certificate
H	Unanimous Written Consent of the Board of Managers of Enforcement Video, LLC

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of September 25, 2017, is among ENFORCEMENT VIDEO, LLC, a Texas limited liability company (“Borrower”), the lenders from time to time party hereto (collectively, “Lenders” and individually, a “Lender”), and TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent, Swing Line Lender and L/C Issuer.

RECITALS

Borrower, Lenders and Administrative Agent are parties that that certain Amended and Restated Credit Agreement dated as of February 21, 2013, as amended (the “Existing Credit Agreement”).

Borrower, Lenders and Administrative Agent have agreed to amend and restate the Existing Credit Agreement pursuant to the terms of this Agreement and Borrower has requested that Lenders extend credit to Borrower as described in this Agreement. Lenders are willing to make such credit available to Borrower upon and subject to the provisions, terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. As used in this Agreement, all exhibits, appendices and schedules hereto and in any note, certificate, report or other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Article 1 or in the provision, section or recital referred to below:

“Adjusted EBITDA” means, for any Person and for any applicable period of determination thereof, an amount equal to (a) EBITDA minus (b) cash income taxes minus (c) the sum of Permitted Tax Distributions and non-financed Capital Expenditures.

“Adjusted LIBOR” means, with respect to any Portion for any Interest Period or day, as applicable, an interest rate per annum equal to LIBOR for such Interest Period or day multiplied by the Statutory Reserve Rate.

“Administrative Agent” means Texas Capital Bank, National Association, in its capacity as administrative agent under any of the Loan Documents, until the appointment of a successor administrative agent pursuant to the terms of this Agreement and, thereafter, shall mean such successor administrative agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affiliate” means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock of such Person; or (c) ten percent (10%) or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall any Lender be deemed an Affiliate of Borrower or any of its Subsidiaries or Affiliates.

“Agent Parties” means, collectively, Administrative Agent or any of its Related Parties.

“Agreement” has the meaning set forth in the introductory paragraph hereto, and includes all schedules, exhibits and appendices attached or otherwise identified therewith.

“Applicable Margin” means (a) for any Base Rate Portion, 0.00% per annum and (b) for any LIBOR Portion, 2.75% per annum.

“Applicable Percentage” means the percentage (carried out to the twelfth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Commitment at such time; provided that if the Commitments have been terminated pursuant to the terms hereof, then the Applicable Percentage of each Lender with respect to the Revolving Credit Facility shall be determined based upon the Applicable Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Applicable Rate” means (a) in the case of a Portion bearing interest based upon the Base Rate, the Base Rate plus the Applicable Margin; and (b) in the case of a Portion bearing interest based upon Adjusted LIBOR, Adjusted LIBOR plus the Applicable Margin.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Texas Capital Bank in its capacity as sole lead arranger and sole book manager.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.8), and accepted by Administrative Agent, in substantially the form of Exhibit A or any other form approved by Administrative Agent.

“Availability Leverage Ratio” means, as of any date of determination, the ratio of (a) all Funded Debt of Borrower as of such date to (b) EBITDA of Borrower for the four fiscal quarters most recently ended.

“Bank Product Agreements” means those certain agreements entered into from time to time between any Obligated Party and a Lender or its Affiliate in connection with any of the Bank Products, including without limitation, Hedge Agreements.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Obligated Party to any Lender or its Affiliate pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that an Obligated Party is obligated to reimburse to any Lender or its Affiliate as a result of such Lender or its Affiliate purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to any Obligated Party pursuant to the Bank Product Agreements. For the avoidance of doubt, the Bank Product Obligations arising under any Hedge Agreement shall be determined by the Hedge Termination Value thereof.

“Bank Product Provider” means any Person that, at the time it enters into a Bank Product Agreement is a Lender or an Affiliate of a Lender, in its capacity as a party to such Bank Product Agreement.

“Bank Products” means any service provided to, facility extended to, or transaction entered into with, any Obligated Party by any Lender or its Affiliate consisting of (a) deposit accounts, (b) cash management services, including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements maintained with any Lender or its Affiliates, (c) debit cards, stored value cards, and credit cards (including commercial credit cards (including so called “procurement cards” or “P cards”)) and debit card and credit card processing services or (d) Hedge Agreements.

“Base Rate” means, for any day, a rate of interest per annum equal to the highest of (a) the Prime Rate for such day; (b) the sum of the Federal Funds Rate for such day plus one-half of one percent (0.5%); or (c) Adjusted LIBOR for such day plus one percent (1.00%).

“Base Rate Portion” means each Portion bearing interest based on the Base Rate.

“Borrower” means the Person identified as such in the introductory paragraph hereto, and its successors and assigns to the extent permitted by Section 12.8.

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Request” means a writing, substantially in the form of Exhibit C, properly completed and signed by Borrower, requesting a Revolving Credit Borrowing.

“Business Day” means (a) for all purposes, a weekday, Monday through Friday, except a legal holiday or a day on which banking institutions in Dallas, Texas are authorized or required by law to be closed, and (b) for purposes of any Loan, a day that satisfies the requirements of clause (a) and that is a day on which commercial banks in the City of London, England are open for business and dealing in offshore Dollars. Unless otherwise provided, the term “days” when used herein means calendar days.

“Capital Expenditure” means, with respect to any Person, any expenditure by such Person for (a) an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classified in relevant financial statements of such Person as equipment, real property, a fixed asset or a similar type of capitalized asset in accordance with GAAP or (b) an asset relating to or acquired in connection with an acquired business, and any and all acquisition costs related to clause (a) or (b) above.

“Capitalized Lease Obligation” means, with respect to any Person, the amount of Debt under a lease of Property by such Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of one or more of L/C Issuer or Revolving Credit Lenders, as collateral for L/C Obligations or obligations of Revolving Credit Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if Administrative Agent and L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Administrative Agent and L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Interest Expense” means, for any Person for any period, total interest expense in respect of all outstanding Debt actually paid or that is payable by such Person during such period, including, without limitation, all commissions, discounts, and other fees and charges with respect to letters of credit and all net costs under Hedge Agreements in respect of interest rates to the extent such costs are allocable to such period, but excluding interest expense not payable in cash, all as determined in accordance with GAAP.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, implemented, adopted or issued.

“Change of Control” means the following:

(a) prior to the closing of an IPO, other than with respect to the Permitted Restructure Transactions, the acquisition, transfer or hypothecation after the date hereof of more than ten percent (10%) of the outstanding voting stock or record or beneficial ownership of Borrower by any Person (or group of Persons acting in concert) who is not a holder of Borrower’s equity securities as of the date hereof, unless such transfer, assignment or hypothecation occurs pursuant to Sections 14.01, 14.02 or 14.03 of the Company Agreement of Borrower dated as of June 3, 2008; and

(b) upon and after the closing of an IPO, means an event or series of events by which:

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding Robert Vanman, any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of fifty and one hundredth percent (50.01%) or more of the equity securities of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(ii) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first (1st) day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(iii) the passage of thirty days from the date upon which any Person (excluding Robert Vanman) or two or more Persons (excluding Robert Vanman) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower, or control over the equity securities of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing fifty and one hundredth percent (50.01%) or more of the combined voting power of such securities.

“Closing Date” means the first date all the conditions precedent in Section 5.1 are satisfied or waived in accordance with Section 12.10.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning for such term set forth in Section 4.1.

“Collected Unearned Revenue” means all unearned revenue collected by Borrower and its Subsidiaries related to Borrower’s sale of extended warranties and service agreements.

“Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to Borrower pursuant to Section 2.1(a), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement and as such amount shall be automatically reduced pursuant to Section 2.9(b).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to Administrative Agent, any Lender, L/C Issuer or Swing Line Lender by means of electronic communications pursuant to
Section 12.11(d), including through the Platform.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit C, or in any other form agreed to by Borrower and Administrative Agent, prepared by and certified by a Responsible Officer of Borrower.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means (a) in the case of a corporation, its articles or certificate of incorporation and bylaws; (b) in the case of a general partnership, its partnership agreement; (c) in the case of a limited partnership, its certificate of limited partnership or certificate of formation, as applicable, and partnership agreement; (d) in the case of a trust, its trust agreement; (e) in the case of a joint venture, its joint venture agreement; (f) in the case of a limited liability company, its articles of organization, operating agreement, regulations and/or other organizational and governance documents and agreements; and (g) in the case of any other entity, its organizational and governance documents and agreements.

“Construction Loan Agreement” means any Construction Loan Agreement to be entered into by and among, Administrative Agent, 420 E. Exchange Parkway, LLC, a Texas limited liability company and the Lenders from time to time party thereto, for the purpose of financing the construction of the Proposed Facility, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Credit Extension” means each of (a) a Borrowing and (b) an L/C Credit Extension.

“Debt” means, of any Person as of any date of determination (without duplication): (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days; (d) all Capitalized Lease Obligations of such Person; (e) all Debt or other obligations of others Guaranteed by such Person; (f) all obligations secured by a Lien existing on Property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person; (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days; (h) any repurchase obligation or liability of a Person with respect to Accounts, chattel paper or notes receivable sold by such Person; (i) any liability under a sale and leaseback transaction that is not a Capitalized Lease Obligation; (j) any obligation under any so called “synthetic leases;” (k) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of a Person; (l) all payment and reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; (m) all liabilities of such Person in respect of unfunded vested benefits under any Plan; and (n) all Hedge Obligations of such Person, valued at the Hedge Termination Value thereof.

For all purposes, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person.

“Debt Service” means, for any Person for any period, the sum of all regularly scheduled principal payments and all Cash Interest Expense that are paid or payable during such period in respect of all Debt of such Person (other than scheduled payments of principal on Debt which pay such Debt in full, but only to the extent such final payment is greater than the scheduled principal payment immediately preceding such final payment).

“Debtor Relief Laws” means Title 11 of the United States Code, as now or hereafter in effect, or any other applicable law, domestic or foreign, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, assignment for the benefit of creditors, moratorium, arrangement or composition, extension or adjustment of debts, or similar Laws affecting the rights of creditors.

“Default” means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Interest Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to a Base Rate Portion plus (iii) two percent (2%) per annum; provided, however, that with respect to a LIBOR Portion, the Default Interest Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Portion plus two percent (2%) per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin plus two percent (2%) per annum; provided, however, in no event shall the Default Interest Rate exceed the Maximum Rate.

“Defaulting Lender” means, subject to Section 12.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified Borrower, Administrative Agent, L/C Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 12.22(b)) upon delivery of written notice of such determination to Borrower and each Lender.

“Discretionary Distributions” has the meaning set forth in Section 8.4.

“Disposition” means any sale, lease, sub-lease, transfer, assignment, conveyance, release, loss or other disposition, or entry into any contract the performance of which would result in any of the foregoing, of any interest in Property, or of any interest in a Subsidiary that owns Property, in any transaction or event or series of transactions or events, and “Dispose” has the correlative meaning thereto.

“Dollars” and “$” mean lawful money of the United States of America.

“EBITDA” means, for any Person for any period, an amount equal to (a) net income determined in accordance with GAAP, plus (b) the sum of the following to the extent deducted in the calculation of net income: (i) interest expense; (ii) income taxes; (iii) depreciation; (iv) amortization; (v) extraordinary losses determined in accordance with GAAP; and (vi) other non-recurring expenses of such Person reducing such net income which do not represent a cash item in such period or any future period, minus (c) the sum of the following to the extent included in the calculation of net income: (i) income tax credits of such Person; (ii) extraordinary gains determined in accordance with GAAP; and (iii) all non-recurring, non-cash items increasing net income, plus (d) costs associated with the closing of the credit facilities contemplated by this Agreement not to exceed $25,000 in the aggregate, plus/minus (e) the year-over-year increase/decrease to Collected Unearned Revenue, plus (f) real property lease termination and moving costs not to exceed $1,250,000 in the aggregate, plus (g) transaction costs and expenses incurred in connection with the Sixth Amendment and the facility contemplated by the Construction Loan Agreement in an aggregate amount not to exceed $500,000.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.8(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.8(b)(iii)).

“Environmental Laws” means any and all federal, state, and local Laws, regulations, judicial decisions, orders, decrees, plans, rules, permits, licenses, and other governmental restrictions and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Clean Water Act, 33 U.S.C. §1251 et seq., and the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.

“Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as an Obligated Party or is under common control (within the meaning of Section 414(c) of the Code and Sections 414(m) and (o) of the Code for purposes of the provisions relating to Section 412 of the Code) with an Obligated Party.

“ERISA Event” means (a) a Reportable Event with respect to a Plan, (b) a withdrawal by any Obligated Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by any Obligated Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan, (e) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, (f) the imposition of any liability to the PBGC under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligated Party or any ERISA Affiliate, (g) the failure of any Obligated Party or ERISA Affiliate to meet any funding obligations with respect to any Plan or Multiemployer Plan, or (h) a Plan becomes subject to the at-risk requirements in Section 303 of ERISA and Section 430 of the Code.

“Event of Default” has the meaning set forth in Section 10.1.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by Borrower or any other Guarantor) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 3.6(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.2, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.4(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest one one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York, on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means any fee letter among Borrower and Administrative Agent, Arranger and/or Texas Capital Bank concerning fees to be paid by Borrower in connection with this Agreement including any amendments, restatements, supplements or modifications thereof. By its execution of this Agreement, each Lender acknowledges and agrees that Administrative Agent, Arranger and/or Texas Capital Bank may elect to treat as confidential and not share with Lenders any Fee Letters executed from time to time in connection with this Agreement.

“Fixed Charges” means, for any Person for any period, the sum of (a) Cash Interest Expense, plus (b) all scheduled principal payments.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001 et seq.), and (d) the Flood Insurance Reform Act of 2004, in each case as now or hereafter in effect or any successor statute thereto and including any regulations promulgated thereunder.

“Foreign Lender” means (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which Borrower is resident for tax purposes.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to L/C Issuer, such Defaulting Lender’s Applicable Percentage of the Outstanding Amount of the L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to Swing Line Lender, such Defaulting Lender’s Applicable Percentage of the Outstanding Amount of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means the sum of (a) all outstanding liabilities for borrowed money and other interest bearing liabilities, plus (b) Subordinated Debt, plus (c) Capital Lease Obligations.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, tribal body or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any group or body charged with setting financial accounting or regulatory capital rules or standards (including without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” by any Person means any obligation or liability, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person as well as any obligation or liability, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to operate Property, to take-or-pay, or to maintain net worth or working capital or other financial statement conditions or otherwise) or (b) entered into for the purpose of indemnifying or assuring in any other manner the obligee of such Debt or other obligation or liability of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means each Person who from time to time Guarantees all or any part of the Obligations under the Loan Documents, and “Guarantor” means any one of the Guarantors.

“Guaranty” means a written guaranty of each Guarantor in favor of Administrative Agent, for the benefit of Lenders, in form and substance satisfactory to Administrative Agent. For the sake of clarity, the term “Guarantor” shall not include the Borrower’s members, in their capacity as such, on account of their pledge of equity interests of Borrower pursuant to that certain Pledge Agreement dated as of February 21, 2013 (as such pledge agreement may be amended, supplemented or otherwise modified from time to time).

“Hazardous Material” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

“Hedge Agreement” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules and annexes, a “Master Agreement”) and (c) any and all Master Agreements and any and all related confirmations.

“Hedge Obligations” means, at any time with respect to any Person, all indebtedness, liabilities, and obligations of such Person under or in connection with any Hedge Agreement, whether actual or contingent, due or to become due and existing or arising from time to time.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and settlement amounts, early termination amounts or termination value(s) determined in accordance therewith, such settlement amounts, early termination amounts or termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more commercially reasonable mid-market or other readily available quotations provided by any dealer which is a party to such Hedge Agreement or any other recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Honor Date” has the meaning set forth in Section 2.2(c)(i).

“Increase Effective Date” has the meaning set forth in Section 2.10(d).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information” has the meaning set forth in Section 12.25.

“Intellectual Property” means all copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses and other types of intellectual property, in whatever form, now owned or hereafter acquired.

“Interest Period” means with respect to any LIBOR Portion, the period commencing on the date such Portion becomes a LIBOR Portion (whether by the making of a Loan or its continuation or conversion) and ending on the numerically corresponding day in the calendar month that is one (1), two (2) or three (3) months thereafter, as Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a LIBOR Portion that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Interest Rate” means the rate equal to the lesser of (a) the Maximum Rate and (b) the Applicable Rate.

“IPO” means an initial public offering of stock in Borrower following the Permitted Restructure Transactions.

“IRS” means the Internal Revenue Service or any entity succeeding to all or any of its functions.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by L/C Issuer and Borrower (or any Subsidiary) or in favor of L/C Issuer and relating to such Letter of Credit.

“Keyman Life Insurance Policy” has the meaning set forth in Section 4.1.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Revolving Credit Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by Borrower on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Texas Capital Bank in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administrative thereof by any Governmental Authority charged with the enforcement, interpretation or administrative thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” and “Lenders” have the meanings set forth in the introductory paragraph hereto, and shall include Swing Line Lender and L/C Issuer, as the context may require.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning set forth in Section 2.4(b).

“Letter of Credit Sublimit” means an amount equal to $750,000. The Letter of Credit Sublimit is part of, and not in addition to, the Commitments.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) all Funded Debt of Borrower and its Subsidiaries as of such date to (b) EBITDA plus real property lease and rental expense of Borrower and its Subsidiaries for the four fiscal quarters most recently ended.

“LIBOR” means:

(a) with respect to each Interest Period, the rate per annum for deposits for the same term in United States Dollars that appears on Thomson Reuters British Banker’s Association LIBOR Rates Page (or the successor thereto if the British Banker’s Association is no longer making a LIBOR rate available) at approximately 11:00 a.m., London, England time, on the related LIBOR Determination Date. If such rate does not appear on such screen or service, or such screen or service shall cease to be available, then LIBOR shall be determined by Administrative Agent to be the offered rate on such other screen or service that displays an average Interest Settlement Rate for deposits in United States Dollars (for delivery on the first day of such Interest Period) for a term equivalent to such Interest Period as of 11:00 a.m. on the relevant LIBOR Determination Date. If the rates referenced in the two (2) preceding sentences are not available, then LIBOR for the relevant Interest Period will be determined by such alternate method as is reasonably selected by Administrative Agent; and

(b) for any interest calculation with respect to a Loan that bears interest based on the Base Rate on any date, the rate per annum for deposits in United States Dollars that appears on Thomson Reuters British Banker’s Association LIBOR Rates Page (or the successor thereto if the British Banker’s Association is no longer making a LIBOR rate available) at approximately 11:00 a.m., London, England time, on the related LIBOR Determination Date for a term of one (1) month commencing on the date of calculation. If such rate does not appear on such screen or service, or such screen or service shall cease to be available, then LIBOR shall be determined by Administrative Agent to be the offered rate on such other screen or service that displays an average Interest Settlement Rate for deposits in United States Dollars (for delivery on such date of calculation) for a term of one (1) month as of 11:00 a.m. on the relevant LIBOR Determination Date. If the rates referenced in the two (2) preceding sentences are not available, then LIBOR for a term of one (1) month will be determined by such alternate method as is reasonably selected by Administrative Agent.

“LIBOR Determination Date” means a day that is two (2) Business Days prior to the beginning of the relevant Interest Period or prior to the applicable date, as applicable.

“LIBOR Portion” means each Portion bearing interest based on Adjusted LIBOR.

“Lien” means, as to any Property of any Person, (a) any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, collateral assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise, affecting such Property and (b) the signing or filing of a financing statement which names the Person as debtor or the signing of any security agreement or the signing of any document authorizing a secured party to file any financing statement which names such Person as debtor.

“Liquidity” means the sum of (a) all cash of Borrower held with Texas Capital Bank plus (b) the Commitments less (c) the aggregate amount of all Revolving Credit Advances.

“Loan” means an extension of credit by a Lender to Borrower under Article 2 in the form of a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, the Security Documents, the Notes, Issuer Documents, and all other promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties, and other instruments, documents, or agreements executed and delivered pursuant to or in connection with this Agreement or the Security Documents; provided that the term “Loan Documents” shall not include any Bank Product Agreement.

“Loss” has the meaning set forth in Section 7.5(c).

“Material Adverse Event” means any act, event, condition, or circumstance which could materially and adversely affect: (a) the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Borrower or Borrower and its Subsidiaries, taken as a whole; (b) the ability of any Obligated Party to perform its obligations under any Loan Document to which it is a party; or (c) the legality, validity, binding effect or enforceability against any Obligated Party of any Loan Document to which it is a party.

“Maturity Date” means December 29, 2019, or such earlier date on which the Commitment of each Revolving Credit Lender terminates as provided in this Agreement; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next succeeding Business Day.

“Maximum Rate” means, at all times, the maximum rate of interest which may be charged, contracted for, taken, received or reserved by Lenders in accordance with applicable Texas law (or applicable United States federal law to the extent that such law permits Lenders to charge, contract for, receive or reserve a greater amount of interest than under Texas law). The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrower at the time of such change in the Maximum Rate.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the time that a Defaulting Lender exists, an amount equal to one hundred five percent (105%) of the Fronting Exposure of L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.7(a)(i), (a)(ii) or (a)(iii), an amount equal to one hundred five percent (105%) of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by Administrative Agent and L/C Issuer in their sole discretion.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions are being made or have been made by, or for which there is an obligation to make by or there is any liability, contingent or otherwise, with respect to an Obligated Party or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Net Income” means, for any Person for any period, the net income (or loss) of such Person and its Subsidiaries on a consolidated basis as determined in accordance with GAAP; provided that Net Income shall exclude (a) the net income of any Subsidiary of such Person during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Constituent Documents or any agreement, instrument or Law applicable to such Subsidiary during such period, except that such Person’s equity in any net loss of any such Subsidiary for such period shall be included in determining Net Income, and (b) any income (or loss) for such period of any other Person if such other Person is not a Subsidiary, except that Borrower’s equity in the net income of any such Person for such period shall be included in Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Borrower as described in clause (a) of this proviso).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 12.10 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means, collectively, the promissory notes made by Borrower in favor of Revolving Credit Lenders evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lenders, substantially in the form of Exhibit D, and “Note” means any one of the Notes.

“Obligated Party” means Borrower, each Guarantor or any other Person who is or becomes party to any agreement that obligates such Person to pay or perform, or that Guarantees or secures payment or performance of, the Obligations under the Loan Documents or any part thereof.

“Obligations” means all obligations, indebtedness, and liabilities of Borrower, each Guarantor and any other Obligated Party to Administrative Agent, each Lender and any Affiliates of Administrative Agent or any Lender now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, arising under or pursuant to this Agreement, any Bank Product Agreements, the other Loan Documents, and all interest accruing thereon (whether a claim for post-filing or post-petition interest is allowed in any bankruptcy, insolvency, reorganization or similar proceeding) and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof; provided that, as to any Guarantor, the “Obligations” shall exclude any Excluded Swap Obligations of such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6).

“Outstanding Amount” means (a) with respect to the Revolving Credit Loans and the Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date, and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

“Participant” means any Person (other than a natural Person, a Defaulting Lender, or Borrower or any of Borrower’s Affiliates or Subsidiaries or any other Obligated Party) to which a participation is sold by any Lender in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it).

“Participant Register” means a register in the United States on which each Lender that sells a participation enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

“Payment Date” means (a) in respect of each Base Rate Portion, the fifth (5th) day of each and every calendar month during the term of this Agreement and the Maturity Date, and (b) in respect of each LIBOR Portion, the last day of each Interest Period applicable to such LIBOR Portion (or the day that is three months after the first day of such Interest Period if such Interest Period has a length of more than three (3) months) and the Maturity Date.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

“Permitted Restructure Transactions” means, collectively, (a) the transfer by Robert Vanman of 150,000 membership units in Borrower to NCF Corporation, (b) the issuance by Borrower of units to WGV Associates LLC, a Texas limited liability company in exchange for the special profits interest previously held by WGV Associates LLC, a Texas limited liability company, (c) a conversion by Borrower from a Texas limited liability company to WatchGuard, Inc., a Delaware corporation in anticipation of an IPO, (d) such other actions of Borrower described in that certain Unanimous Written Consent of the Board of Managers of Enforcement Video, LLC dated September 25, 2017 attached hereto as Exhibit H and (e) the issuance by Borrower to the employees of Borrower of 600,000 membership units in Borrower.

“Permitted Liens” means those Liens permitted by Section 8.2.

“Permitted Tax Distributions” means, with respect to any Person, any dividend or distribution to any holder of such Person’s stock or other equity interests to permit such holders to pay federal income taxes and all relevant state and local income taxes at a rate equal to the highest individual marginal applicable tax rate for the applicable tax year, however denominated (together with any interest, penalties, additions to tax, or additional amounts with respect thereto) imposed as a result of taxable income attributed to such holder as a partner of such Person under (a) federal tax laws up to fifty percent (50%) of such Persons taxable income, determined on a basis that combines those liabilities arising out of the net effect of the income, gains, deductions, losses, and credits of such Person and attributable to it in proportion and to the extent in which such holders hold stock or other equity interests of such Person and (b) state and local income tax laws. For avoidance of doubt, distributions for state and local taxes shall not be limited by the fifty percent (50%) cap stated above.

“Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity, and shall include such Person’s heirs, administrators, personal representatives, executors, successors and assigns.

“Plan” means any employee benefit or other plan, other than a Multiemployer Plan, established or maintained by, or for which there is an obligation to make contributions by or there is any liability, contingent or otherwise with respect to Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA or subject to Section 412 of the Code.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Policy Assignment Documents” has the meaning set forth in Section 4.1.

“Portion” means any principal amount of any Loan bearing interest based upon the Base Rate or Adjusted LIBOR.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Texas Capital Bank as its prime rate in effect at its Principal Office; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by Texas Capital Bank as a general reference rate of interest, taking into account such factors as Texas Capital Bank may deem appropriate; it being understood that many of Texas Capital Bank’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Texas Capital Bank may make various commercial or other loans at rates of interest having no relationship to such rate.

“Principal Office” means the principal office of Administrative Agent, presently located at the address set forth on Schedule 12.11.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person.

“Proposed Facility” means that certain proposed +/- 145,000 square foot office/warehouse facility to be owned by 420 E. Exchange Parkway, LLC, a Texas limited liability company and located in Allen, Texas.

“Recipient” means Administrative Agent, L/C Issuer, Swing Line Lender, and any Lender, as applicable.

“Register” means a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time.

“Related Indebtedness” means any and all indebtedness paid or payable by Borrower to Administrative Agent or any Lender pursuant to any Loan Document other than any Note.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or Property.

“Remedial Action” means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre remedial studies and investigations and post-remedial monitoring and care.

“Removal Effective Date” has the meaning set forth in Section 11.6(b).

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than sixty-six and two-thirds percent (66 2/3%) of the Total Credit Exposures of all Lenders; provided that, if one Lender holds more than sixty-six and two-thirds percent (66 2/3%) but less than one hundred percent (100%) of the Total Credit Exposures at such time, subject to the last sentence of Section 12.10, Required Lenders shall be at least two Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” has the meaning set forth in Section 11.6(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, or treasurer of an Obligated Party or any Person designated by a Responsible Officer to act on behalf of a Responsible Officer; provided that such designated Person may not designate any other Person to be a Responsible Officer. Any document delivered hereunder that is signed by a Responsible Officer of an Obligated Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of Obligated Party.

“Revolving Credit Availability” means, as of any date,) the difference between (i) the aggregate amount of the Commitments of the Revolving Credit Lenders on such date less (ii) the total Revolving Credit Exposure of the Revolving Credit Lenders on such date; provided, that, “Revolving Credit Availability” shall not exceed an amount that, if borrowed, would cause the Availability Leverage Ratio to exceed 1.0 to 1.0.

“Revolving Credit Availability Certificate” means a certificate, substantially in the form of Exhibit G, or in any other form agreed to by Borrower and Administrative Agent, prepared by and certified by a Responsible Officer of Borrower.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans made by each of the Revolving Credit Lenders pursuant to Section 2.1.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Credit Facility” and “Facility” each means, at any time, the aggregate amount of the Revolving Credit Lenders’ Commitments at such time.

“Revolving Credit Lender” means, (a) at any time prior to the termination of the Commitments, any Lender that has a Commitment at such time, and (b) at any time after the termination of the Commitments, any Lender that has Revolving Credit Exposure at such time, and, in each case, shall include Swing Line Lender, as the context may require.

“Revolving Credit Loan” has the meaning set forth in Section 2.1(a).

“RICO” means the Racketeer Influenced and Corrupt Organization Act of 1970.

“SDN List” has the meaning set forth in Section 6.20.

“Secured Parties” means the collective reference to Administrative Agent, each Lender, L/C Issuer, Swing Line Lender, each Bank Product Provider, and any other Person the Obligations owing to which are, or are purported to be, secured by the Collateral under the terms of the Security Documents.

“Security Documents” means each and every mortgage, security agreement, pledge agreement, mortgage, deed of trust, control agreement or other collateral security agreement required by or delivered to Administrative Agent from time to time that purport to create a Lien in favor of any of the Secured Parties to secure payment or performance of the Obligations or any portion thereof.

“Sixth Amendment” means that certain Sixth Amendment to Credit Agreement dated as of December 29, 2016, by and among Borrower, the Lenders party thereto and Administrative Agent.

“Solvent” means, with respect to any Person, as of any date of determination, that the fair value of the assets of such Person (at fair valuation) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, that the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, and that, as of such date, such Person will be able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person acting in good faith.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one (1) and the denominator of which is the number one (1) minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors to which Administrative Agent is subject with respect to the Adjusted LIBOR, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Portions shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means any Debt of Borrower (other than the Obligations) that has been subordinated to the Obligations under the Loan Documents by written agreement, in form and content satisfactory to Administrative Agent and which has been approved in writing by Administrative Agent as constituting Subordinated Debt for purposes of this Agreement.

“Subsidiary” means (a) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by Borrower or one or more of other Subsidiaries or by Borrower and one or more of such Subsidiaries, and (b) any other entity (i) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by one or more of Borrower and other Subsidiaries and (ii) which is treated as a subsidiary in accordance with GAAP.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.3.

“Swing Line Lender” means Texas Capital Bank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning set forth in Section 2.3(a).

“Swing Line Loan Request” means a writing, substantially in the form of Exhibit E, or in such other form agreed to by Borrower and Administrative Agent, properly completed and signed by Borrower, requesting a Swing Line Borrowing.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $1,000,000 and (b) the Commitments. The Swing Line Sublimit is part of, and not in addition to, the Commitments.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Texas Capital Bank” means Texas Capital Bank, National Association, a national banking association, and its successors and assigns.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.

“Type” means, with respect to a Portion, its character as a LIBOR Portion or a Base Rate Portion.

“UCC” means Chapters 1 through 11 of the Texas Business and Commerce Code.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unfunded Pension Liability” means the excess, if any, of (a) the funding target as defined under Section 430(d) of the Code without regard to the special at-risk rules of Section 430(i) of the Code, over (b) the value of plan assets as defined under Section 430(g)(3)(A) of the Code determined as of the last day of each calendar year, without regard to the averaging which may be allowed under Section 310(g)(3)(B) of the Code and reduced for any prefunding balance or funding standard carryover balance as defined and provided for in Section 430(f) of the Code.

“Unreimbursed Amount” has the meaning set forth in Section 2.2(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.4(g)(ii)(B)(3).

“Withholding Agent” means each of Borrower and Administrative Agent.

1.2 Accounting Matters.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements described in Section 6.2, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of Borrower and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either Borrower or the Required Lenders shall so request, Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) Borrower shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.3 ERISA Matters. If, after the date hereof, there shall occur, with respect to ERISA, the adoption of any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by the PBGC or any other Governmental Authority, then either Borrower or Required Lenders may request a modification to this Agreement solely to preserve the original intent of this Agreement with respect to the provisions hereof applicable to ERISA, and the parties to this Agreement shall negotiate in good faith to complete such modification.

1.4 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.5 Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC. Any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document). Any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Words denoting gender shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be constructed as cumulative; the word “or” is not exclusive; the word “including” (in its various forms) means “including, without limitation”; in the computation of periods of time, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”; and all references to money refer to the legal currency of the United States of America.

1.6 Interpretative Provision. For purposes of Section 10.1, a breach of a financial covenant contained in Article 9 shall be deemed to have occurred as of any date of determination thereof by Borrower, the Required Lenders or as of the last date of any specified measurement period, regardless of when the financial statements or the Compliance Certificate reflecting such breach are delivered to Administrative Agent.

1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to central time (daylight or standard, as applicable).

1.8 Other Loan Documents. The other Loan Documents, including the Security Documents, contain representations, warranties, covenants, defaults and other provisions that are in addition to and not limited by, or a limitation of, similar provisions of this Agreement. Such provisions in such other Loan Documents may be different or more expansive than similar provisions of this Agreement and neither such differences nor such more expansive provisions shall be construed as a conflict.

ARTICLE 2

THE COMMITMENTS AND CREDIT EXTENSIONS

2.1 The Loans.

(a) Revolving Credit Borrowings. Subject to the terms and conditions of this Agreement, each Revolving Credit Lender severally agrees to make one or more revolving credit loans (each such loan, a “Revolving Credit Loan”) to Borrower from time to time from the Closing Date until the Maturity Date for the Revolving Credit Facility in an aggregate principal amount for such Revolving Credit Lender at any time outstanding up to but not exceeding the amount of such Revolving Credit Lender’s Commitment, provided that the Revolving Credit Exposure of all Revolving Credit Lenders shall not exceed the aggregate amount of the Commitments of the Revolving Credit Lenders. The Revolving Credit Lenders shall not have an obligation to make any Revolving Credit Loan if, after giving effect to such Revolving Credit Loan, the Availability Leverage Ratio would exceed 1.0 to 1.0, as calculated on the Revolving Credit Availability Certificate most recently delivered pursuant to Section 7.1(d). Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrower may borrow, repay, and reborrow Revolving Credit Loans hereunder.

(b) Borrowing Procedure. Each Revolving Credit Borrowing, each conversion of a Portion from one Type to the other, and each continuation of a LIBOR Portion shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by telephone. Each such notice must be received by Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of a LIBOR Portion or of any conversion of a LIBOR Portion to a Base Rate Portion, and (ii) on the requested date of any Borrowing of a Base Rate Portion. Each telephonic notice by Borrower pursuant to this Section 2.1(b) must be confirmed promptly by delivery to Administrative Agent of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of Borrower. Each Borrowing of, conversion to or continuation of a LIBOR Portion shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof. Except as provided in Sections 2.2(c) and 2.3(c), each Borrowing of or conversion to a Base Rate Portion shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof; provided that a Base Rate Portion may be in an amount equal to the Revolving Credit Availability. Each Borrowing Request (whether telephonic or written) shall specify (i) whether Borrower is requesting a Revolving Credit Borrowing, a conversion of Portions from one Type to the other, or a continuation of Portions, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Portions to be borrowed, converted or continued, and (iv) the Type of Portions to be borrowed or to which existing Portions are to be converted. If Borrower fails to specify a Type of Portion in a Borrowing Request or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Portions shall be made as, or converted to, Base Rate Portions. Any such automatic conversion to Base Rate Portions shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Portions. If Borrower requests a Borrowing of, conversion to, or continuation of a LIBOR Portion in any such Borrowing Request, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(c) Funding. Following receipt of a Borrowing Request, Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Portions, and if no timely notice of a conversion or continuation is provided by Borrower, Administrative Agent shall notify each Lender of the details of any automatic conversion to Base

Rate Portions as described in Section 2.1(b). In the case of a Revolving Credit Borrowing, each Lender shall make the amount of its Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Principal Office not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing Request. Upon satisfaction of the applicable conditions set forth in Section 5.2 (and, if such Borrowing is the initial Credit Extension, Section 5.1), Administrative Agent shall make all funds so received available to Borrower in like funds as received by Administrative Agent either by (i) crediting the account of Borrower on the books of Texas Capital Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower; provided, however, that if, on the date the Borrowing Request with respect to such Borrowing is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrower as provided above.

(d) Continuations and Conversions. Except as otherwise provided herein, a LIBOR Portion may be continued or converted only on the last day of an Interest Period for such LIBOR Portion. During the existence of a Default, (i) no Loans may be requested as, converted to or continued as LIBOR Portions without the consent of the Required Lenders and (ii) unless repaid, each LIBOR Portion shall be converted to a Base Rate Portion at the end of the Interest Period applicable thereto.

(e) Notifications. Administrative Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Interest Period for LIBOR Portions upon determination of such interest rate. At any time that Base Rate Portions are outstanding, Administrative Agent shall notify Borrower and Lenders of any change in Texas Capital Bank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(f) Interest Periods. After giving effect to all Borrowings, all conversions of Portions from one Type to the other, and all continuations of Portions as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to LIBOR Portions.

(g) Borrowing Base. If an IPO has not been completed by April 1, 2018, then the availability of Revolving Credit Loans shall be limited by a borrowing base formula established by Administrative Agent in its reasonable discretion after consultation with Borrower.

2.2 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) L/C Issuer agrees, in reliance upon the agreements of Revolving Credit Lenders set forth in this Section 2.2, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Revolving Credit Exposure of all Revolving Credit Lenders shall not the aggregate amount of the Commitments of the Revolving Credit Lenders, (y) the

Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Revolving Credit Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. The L/C Issuer shall not have an obligation to issue any Letter of Credit if, after giving effect to such Letter of Credit, the Availability Leverage Ratio would exceed 2.0 to 1.0, as calculated on the Revolving Credit Availability Certificate most recently delivered pursuant to Section 7.1(d).

(ii) L/C Issuer shall not issue any Letter of Credit, if:

(A) the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance, unless Required Lenders have approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all Revolving Credit Lenders have approved such expiry date.

(iii) L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain L/C Issuer from issuing the Letter of Credit, or any Law applicable to L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over L/C Issuer shall prohibit, or request that L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which L/C Issuer in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by Administrative Agent and L/C Issuer, the Letter of Credit is in an initial stated amount less than $250,000;

(D) the Letter of Credit is to be denominated in a currency other than Dollars;

(E) any Revolving Credit Lender is at that time a Defaulting Lender, unless L/C Issuer has entered into arrangements, including the delivery of Cash

Collateral, satisfactory to L/C Issuer (in its sole discretion) with Borrower or such Revolving Credit Lender to eliminate L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 12.22(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv) L/C Issuer shall not amend any Letter of Credit if L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) L/C Issuer shall act on behalf of Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and L/C Issuer shall have all of the benefits and immunities (A) provided to Administrative Agent in Article 11 with respect to any acts taken or omissions suffered by L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 11 included L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to L/C Issuer (with a copy to Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by L/C Issuer, by personal delivery or by any other means acceptable to L/C Issuer. Such Letter of Credit Application must be received by L/C Issuer and Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as Administrative Agent and L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to L/C Issuer (A) the

Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as L/C Issuer may require. Additionally, Borrower shall furnish to L/C Issuer and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as L/C Issuer or Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, L/C Issuer will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such Letter of Credit Application from Borrower and, if not, L/C Issuer will provide Administrative Agent with a copy thereof. Unless L/C Issuer has received written notice from any Revolving Credit Lender, Administrative Agent or any Obligated Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 5 shall not then be satisfied, then, subject to the terms and conditions hereof, L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, L/C Issuer will also deliver to Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, L/C Issuer shall notify Borrower and Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse L/C Issuer through Administrative Agent in an amount equal to the amount of such drawing. If Borrower fails to so reimburse L/C Issuer by such time, Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Percentage thereof. In such event, Borrower shall be deemed to have requested a Revolving Credit Borrowing to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 5.2 (other than the delivery of a Revolving Credit Borrowing Request). Any notice given by L/C Issuer or Administrative Agent pursuant to this Section 2.2(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.2(c)(i) make funds available (and Administrative Agent may apply Cash Collateral provided for this purpose) for the account of L/C Issuer at Administrative

Agent’s Principal Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.2(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan (or, if the conditions set forth in Section 5.2 are not satisfied, an L/C Borrowing as further described in clause (iii) below) to Borrower in such amount. Administrative Agent shall remit the funds so received to L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing because the conditions set forth in Section 5.2 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Interest Rate. In such event, each Revolving Credit Lender’s payment to Administrative Agent for the account of L/C Issuer pursuant to Section 2.2(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.2.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this
Section 2.2(c) to reimburse L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Percentage of such amount shall be solely for the account of L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.2(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans (but not its obligation to fund it pro rata share of L/C Advances) pursuant to this Section 2.2(c) is subject to the conditions set forth in Section 5.2 (other than delivery by Borrower of a Revolving Credit Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse L/C Issuer for the amount of any payment made by L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to Administrative Agent for the account of L/C Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.2(c) by the time specified in Section 2.2(c)(ii), then, without limiting the other provisions of this Agreement, L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by L/C Issuer in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of L/C Issuer submitted to any Revolving Credit Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.2(c), if Administrative Agent receives for the account of L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Revolving Credit Lender its Applicable Percentage thereof in the same funds as those received by Administrative Agent.

(ii) If any payment received by Administrative Agent for the account of L/C Issuer pursuant to Section 2.2(c)(i) is required to be returned under any of the circumstances described in Section 12.24 (including pursuant to any settlement entered into by L/C Issuer in its discretion), each Revolving Credit Lender shall pay to Administrative Agent for the account of L/C Issuer its Applicable Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of Borrower to reimburse L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by L/C Issuer of any requirement that exists for L/C Issuer’s protection and not the protection of Borrower or any waiver by L/C Issuer which does not in fact materially prejudice Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii) any payment by L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify L/C Issuer. Borrower shall be conclusively deemed to have waived any such claim against L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Revolving Credit Lender and Borrower agree that, in paying any drawing under a Letter of Credit, L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of L/C Issuer, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of L/C Issuer shall be liable to any Revolving Credit Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Required Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of L/C Issuer, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.2(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against L/C Issuer, and L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by L/C Issuer’s willful misconduct or gross negligence or L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by L/C Issuer and Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, L/C Issuer shall not be responsible to Borrower for, and L/C Issuer’s rights and remedies against Borrower shall not be impaired by, any action or inaction of L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit or other Issuer Document chooses such law or practice.

(h) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Borrower shall pay directly to L/C Issuer for its own account a fronting fee with respect to each standby Letter of Credit, at the rate per annum separately agreed between Borrower and L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit and payable on a quarterly basis in advance. Such fronting fee shall be due and payable upon the issuance or renewal of such Letter of Credit (for the period from the date of issuance or renewal through the end of the first calendar quarter ending after such date) and on the first Business Day of each April, July, October and January thereafter. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4. In addition, Borrower shall pay directly to L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(i) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.3 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.3, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to Borrower from time to time on any Business Day during the period from the Closing Date to the Maturity Date for the Revolving Credit Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Revolving Credit Exposure of all Revolving Credit Lenders shall not exceed the aggregate amount of the Commitments of the Revolving Credit Lenders and (ii) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Revolving Credit Lender’s Commitment, (y) Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be in its sole discretion) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.3, prepay under Section 2.9(b), and reborrow under this Section 2.3. Each Swing Line Loan shall bear interest as a Base Rate Portion. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the amount of such Swing Line Loan. The Swing Line Lender shall not have an obligation to make any Swing Line Loan if after giving effect to such Swing Line Loan, the Availability Leverage Ratio would exceed 2.0 to 1.0, as calculated on the Revolving Credit Availability Certificate most recently delivered pursuant to Section 7.1(d).

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon Borrower’s irrevocable notice to Swing Line Lender and Administrative Agent, which may be given by telephone. Each such notice must be received by Swing Line Lender and Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to Swing Line Lender and Administrative Agent of a written Swing Line Loan Request, appropriately completed and signed by a Responsible Officer of Borrower. Any telephonic request for a Swing Line Loan by Borrower shall be promptly confirmed by submission of a properly completed Swing Line Loan Request, signed by a Responsible Officer of Borrower, to Swing Line Lender and Administrative Agent, but failure to deliver a Swing Line Loan Request shall not be a defense to payment of any Swing Line Borrowing. Neither Swing Line Lender nor Administrative Agent shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Swing Line Lender’s or Administrative Agent’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to Swing Line Lender or Administrative Agent by Borrower and neither Swing Line Lender nor Administrative Agent shall have any duty to verify the origin of any such communication or the identity or authority of the Person sending it. Promptly after receipt by Swing Line Lender of any telephonic Swing Line Loan Request, Swing Line Lender will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has also received such Swing Line Loan Request and, if not, Swing Line Lender will notify Administrative Agent (by telephone or in writing) of the contents thereof. Unless Swing Line Lender has received notice (by telephone or in writing) from Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.3(a), or (B) that one or more of the applicable conditions specified in Article 5 is not then satisfied, then, subject to the terms and conditions hereof, Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Request, make the amount of its Swing Line Loan available to Borrower at its office by crediting the account of Borrower on the books of Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) Swing Line Lender at any time in its sole discretion may request, on behalf of Borrower (which hereby irrevocably authorizes Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Revolving Credit Loan in an amount equal to such Revolving Credit Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Revolving Credit Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.1, subject to the unutilized portion of the Commitments and the conditions set forth in Section 5.2. Swing Line Lender shall furnish Borrower with a copy of the applicable Revolving Credit Borrowing Request promptly after delivering such notice to Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Revolving Credit Borrowing Request available to Administrative Agent in immediately available funds (and Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of Swing Line Lender at Administrative Agent’s Principal Office not later than 1:00 p.m. on the day specified in such Revolving Credit Borrowing Request, whereupon, subject to Section 2.3(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan to Borrower in such amount. Administrative Agent shall remit the funds so received to Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.3(c)(i), the request for Revolving Credit Loans submitted by Swing Line Lender as set forth herein shall be deemed to be a request by Swing Line Lender that each Revolving Credit Lender fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to Administrative Agent for the account of Swing Line Lender pursuant to Section 2.3(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to Administrative Agent for the account of Swing Line Lender any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.3(c) by the time specified in Section 2.3(c)(i), Swing Line Lender shall be entitled to recover from such Revolving Credit Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Swing Line Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of Swing Line Lender submitted to any Revolving Credit Lender (through Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.3(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against Swing Line Lender, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.3(c) is subject to the conditions set forth in Section 5.2. No such funding of risk participations shall relieve or otherwise impair the obligation of Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if Swing Line Lender receives any payment on account of such Swing Line Loan, Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Percentage thereof in the same funds as those received by Swing Line Lender.

(ii) If any payment received by Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by Swing Line Lender under any of the circumstances described in Section 12.24 (including pursuant to any settlement entered into by Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to Swing Line Lender its Applicable Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. Administrative Agent will make such demand upon the request of Swing Line Lender. The obligations of Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. Swing Line Lender shall be responsible for invoicing Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Revolving Credit Loan or risk participation pursuant to this Section 2.3 to refinance such Revolving Credit Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of Swing Line Lender.

(f) Payments to Swing Line Lender or Revolving Credit Lenders. Borrower shall make all payments of principal and interest in respect of the Swing Line Loans to Administrative Agent for the account of Swing Line Lender or Revolving Credit Lenders, as applicable.

2.4 Fees.

(a) Fees. Borrower agrees to pay to Administrative Agent and Arranger, for the account of Administrative Agent, Arranger and each Lender, as applicable, fees, in the amounts and on the dates set forth in the Fee Letter.

(b) Letter of Credit Fees. Borrower shall pay to Administrative Agent for the account of each Revolving Credit Lender in accordance, subject to Section 12.22, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each standby Letter of Credit equal to the LIBOR Rate plus the Applicable Margin times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4. Letter of Credit Fees for each standby Letter of Credit shall be (i) due and payable in advance on the date of issuance of such Letter of Credit and on the first Business Day of each April, July, October and January thereafter so long as such Letter of Credit remains outstanding and (ii) computed on a quarterly basis in advance. Notwithstanding anything to the contrary contained herein while any Event of Default exists, all Letter of Credit Fees shall accrue at the Applicable Rate plus two percent (2.0%).

(c) Commitment Fees. Borrower agrees to pay to Administrative Agent for the account of each Revolving Credit Lender in accordance, subject to Section 12.22, with its Applicable Percentage a commitment fee on the daily average unused amount of the Commitment of such Revolving Credit Lender for the period from and including the date of this Agreement to and including the Maturity Date for the Revolving Credit Facility (including at any time during which one or more of the conditions in Article 5 is not met), at a rate equal to one quarter of one percent (0.25%). For the purpose of calculating the commitment fee hereunder, the Commitment of each Revolving Credit Lender shall be deemed utilized by the amount of all outstanding Revolving Credit Loans and L/C Obligations, but not by the amount of any outstanding Swing Line Loans, owing to such Revolving Credit Lender whether directly or by participation. Accrued commitment fees shall be payable quarterly in arrears on the first day of each April, July, October, and January during the term of this Agreement and on the Maturity Date for the Revolving Credit Facility.

2.5 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments of principal, interest, and other amounts to be made by Borrower under this Agreement and the other Loan Documents shall be made to Administrative Agent for the account of Administrative Agent, L/C Issuer, or Swing Line Lender or the pro rata accounts of the applicable Lenders, as applicable, at the Principal Office in Dollars and immediately available funds, without setoff, deduction, or counterclaim, and free and clear of all taxes at the time and in the manner provided herein. Payments by check or draft shall not constitute payment in immediately available funds until the required amount is actually received by Administrative Agent in full. Payments in immediately available funds received by Administrative Agent in the place designated for payment on a Business Day prior to 11:00 a.m. at such place of payment shall be credited prior to the close of business on the Business Day received, while payments received by Administrative Agent on a day other than a Business Day or after 11:00 a.m. on a Business Day shall not be credited until the next succeeding Business Day. If any payment of principal or interest on the Notes shall become due and payable on a day other than a Business Day, then such payment shall be made on the next succeeding Business Day. Any such extension of time for payment shall be included in computing interest which has accrued and shall be payable in connection with such payment. Administrative Agent is hereby authorized upon notice to Borrower to charge the account of Borrower maintained with Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder.

(b) Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender, that such Lender will not make available to Administrative Agent such Lender’s share of a Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrower, the interest rate applicable to the applicable Borrowing. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(c) Payments by Borrower; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of L/C Issuer, Swing Line Lender or the applicable Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to L/C Issuer, Swing Line Lender or the applicable Lenders the amount due. In such event, if Borrower has not in fact made such payment, then L/C Issuer, Swing Line Lenders or each applicable Lender, as applicable, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to L/C Issuer, Swing Line Lender, or such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

2.6 Evidence of Debt.

(a) The Loans made by Swing Line Lender and each Lender shall be evidenced by one or more accounts or records maintained by Swing Line Lender or such Lender and by Administrative Agent in the ordinary course of business; provided that such Lender or Administrative Agent may, in addition, request that such Loans be evidenced by the Notes. The Credit Extensions made by L/C Issuer shall be evidenced by one or more accounts or records maintained by L/C Issuer and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent, Swing Line Lender, L/C Issuer, and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by L/C Issuer, Swing Line Lender, or any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

(b) In addition to the accounts and records referred to in subsection (a) above, each Revolving Credit Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

2.7 Cash Collateral.

(a) Certain Credit Support Events. If (i) L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) Borrower shall be required to provide Cash Collateral pursuant to Section 10.2, or (iv) there shall exist a Defaulting Lender, Borrower shall immediately (in the case of clause (iii) above) or within one (1) Business Day (in all other cases) following any request by Administrative Agent or L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 12.22(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, L/C Issuer and Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral, and all other property so provided as Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.7(c). If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent or L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest bearing deposit accounts at Texas Capital Bank. Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.7 or Sections 2.2, 10.2 or 12.22 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 12.8(b)(vii)) or (ii) the determination by

Administrative Agent and L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.8 Interest; Payment Terms.

(a) Revolving Credit Loans - Payment of Principal and Interest; Revolving Nature. The unpaid principal amount of each Portion of the Revolving Credit Loans shall, subject to the following sentence and Section 2.8(f), bear interest at the applicable Interest Rate. If at any time such rate of interest would exceed the Maximum Rate but for the provisions thereof limiting interest to the Maximum Rate, then any subsequent reduction shall not reduce the rate of interest on the Revolving Credit Loans below the Maximum Rate until the aggregate amount of interest accrued on the Revolving Credit Loans equals the aggregate amount of interest which would have accrued on the Revolving Credit Loans if the interest rate had not been limited by the Maximum Rate. All accrued but unpaid interest on the principal balance of the Revolving Credit Loans shall be payable on each Payment Date and on the Maturity Date for the Revolving Credit Facility, provided that interest accruing at the Default Interest Rate pursuant to Section 2.8(f) shall be payable on demand. The then Outstanding Amount of the Revolving Credit Loans and all accrued but unpaid interest thereon shall be due and payable on the Maturity Date for the Revolving Credit Facility. The unpaid principal balance of the Revolving Credit Loans at any time shall be the total amount advanced hereunder by Revolving Credit Lenders less the amount of principal payments made thereon by or for Borrower, which balance may be endorsed on the Revolving Credit Notes from time to time by Revolving Credit Lenders or otherwise noted in Revolving Credit Lenders’ and/or Administrative Agent’s records, which notations shall be, absent manifest error, conclusive evidence of the amounts owing hereunder from time to time.

(b) Application. Except as expressly provided herein to the contrary, all payments on the Obligations under the Loan Documents shall be applied in the following order of priority: (i) the payment or reimbursement of any expenses, costs or obligations (other than the Outstanding Amount thereof and interest thereon) for which Borrower shall be obligated or Administrative Agent, L/C Issuer, Swing Line Lender, or any Lender shall be entitled pursuant to the provisions of this Agreement, the Notes or the other Loan Documents; (ii) the payment of accrued but unpaid interest thereon; and (iii) the payment of all or any portion of the principal balance thereof then outstanding hereunder as directed by Borrower. If an Event of Default exists under this Agreement, the Notes or under any of the other Loan Documents, any such payment shall be applied as provided in Section 10.3 below.

(c) Computation Period. Interest on the Loans and all other amounts payable by Borrower hereunder on a per annum basis shall be computed on the basis of a three hundred sixty (360)-day year and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a three hundred sixty-five (365)-day year or three hundred sixty-six (366)-day year, as the case may be. In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to the close of business on the Business Day received. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Unconditional Payment. Borrower is and shall be obligated to pay all principal, interest and any and all other amounts which become payable under any of the Loan Documents absolutely and unconditionally and without any abatement, postponement, diminution or deduction whatsoever and without any reduction for counterclaim or setoff whatsoever. If at any time any payment received by Administrative Agent hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any Debtor Relief Law, then the obligation to make such payment shall survive any cancellation or satisfaction of the Obligations under the Loan Documents and shall not be discharged or satisfied with any prior payment thereof or cancellation of such Obligations, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.

(e) Partial or Incomplete Payments. Remittances in payment of any part of the Obligations under the Loan Documents other than in the required amount in immediately available funds at the place where such Obligations are payable shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by Administrative Agent in full in accordance herewith and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by Administrative Agent of any payment in an amount less than the full amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default.

(f) Default Interest Rate. For so long as any Event of Default exists, regardless of whether or not there has been an acceleration of the Loans, and at all times after the maturity of the Loans (whether by acceleration or otherwise), and in addition to all other rights and remedies of Administrative Agent or Lenders hereunder, (i) interest shall accrue on the Outstanding Amount of the Loans at the Default Interest Rate and (ii) interest shall accrue on any past due amount (other than the outstanding principal balance) at the Default Interest Rate, and such accrued interest shall be immediately due and payable. Borrower acknowledges that it would be extremely difficult or impracticable to determine Administrative Agent’s or Lenders’ actual damages resulting from any late payment or Event of Default, and such accrued interest are reasonable estimates of those damages and do not constitute a penalty.

2.9 Voluntary Termination or Reduction of Commitments; Mandatory Reduction of Commitments; Prepayments.

(a) Voluntary Termination or Reduction of Commitments. Borrower may, upon written notice to Administrative Agent, terminate the Commitments, or from time to time permanently reduce the Commitments; provided that (i) any such notice shall be received by Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof, and (iii) Borrower shall not terminate or reduce the Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Revolving Credit Exposure of all Revolving Credit Lenders would exceed the aggregate amount of the Commitments of the Revolving Credit Lenders. Administrative Agent will promptly notify Revolving Credit Lenders of any such notice of termination or reduction of the Commitments. Any reduction of the Commitments shall be applied to the Commitment of each Revolving Credit Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

(b) Mandatory Reduction of Commitments. Beginning December 29, 2017 and on each annual anniversary date thereof, the Commitments shall automatically be permanently reduced by an amount each to $1,150,000. If, after giving effect thereto and to any concurrent prepayments hereunder, the Revolving Credit Exposure of all Revolving Credit Lenders would exceed the aggregate amount of the Commitments of the Revolving Credit Lenders, then Borrower shall promptly repay the Revolving Credit Loans in an amount equal to such excess. Any reduction of the Commitments shall be applied to the Commitment of each Revolving Credit Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination or reduction of the Commitments shall be paid on the effective date of such reduction or termination.

(c) Voluntary Prepayments. Subject to the conditions set forth below, Borrower shall have the right, at any time and from time to time upon at least three (3) Business Days prior written notice to Administrative Agent, to prepay the principal of the Revolving Credit Loans or the Swing Line Loans in full or in part. If there is a prepayment of all or any portion of the principal of the Revolving Credit Loans or the Swing Line Loans on or before the Maturity Date for such Loans, whether voluntary or because of acceleration or otherwise, such prepayment shall also include (x) any and all accrued but unpaid interest on the amount of principal being so prepaid through and including the date of prepayment, plus any other sums which have become due to Lenders under the other Loan Documents on or before the date of prepayment, but which have not been fully paid and (y) with respect to a prepayment of all or any portion of the principal of the Revolving Credit Loans together with a termination of the Commitments, a Prepayment Fee. The Prepayment Fee shall be calculated by applying the “Prepayment Percentage” to the dollar amount of the tendered principal prepayment. The Prepayment Percentage shall be 2% for any prepayment on or prior to December 29, 2017 and 1% for any prepayment after December 29, 2017 and on or prior to December 29, 2018.

(d) Mandatory Prepayment of Revolving Credit Facility. If at any time the Revolving Credit Exposure of the Revolving Credit Lenders exceeds the aggregate amount of the Commitments as a result of Section 2.9(b), then Borrower shall immediately prepay the entire amount of such excess to Administrative Agent, for the ratable account of Revolving Credit Lenders, and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess. Each prepayment required by this Section 2.9(d) shall be applied, first, to any Base Rate Portions then outstanding, and, second, to any LIBOR Portions then outstanding, and if more than one LIBOR Portion is then outstanding, to such LIBOR Portions in such order as Borrower may direct, or if Borrower fails to so direct, as Administrative Agent shall elect. If at any time the Availability Leverage Ratio exceeds 2.0 to 1.0, then Borrower shall immediately prepay the Loans to Administrative Agent, for the ratable account of Revolving Credit Lenders, and/or Cash Collateralize the L/C Obligations, in an aggregate amount necessary to reduce the Availability Leverage Ratio to not more than 2.0 to 1.0.

2.10 Uncommitted Increase in Revolving Credit Commitments.

(a) Request for Increase. Provided there exists no Default, upon notice to Administrative Agent (which shall promptly notify the Lenders), Borrower may on a one-time basis, request an increase in the aggregate Revolving Credit Commitments by an amount not exceeding $2,500,000; provided that any such request for an increase shall be in a minimum amount of $500,000. At the time of sending such notice, Borrower (in consultation with Administrative Agent) shall specify the time period within which each Revolving Credit Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Credit Lenders).

(b) Lender Elections to Increase. Each Revolving Credit Lender shall notify Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.

(c) Notification by Administrative Agent; Additional Revolving Credit Lenders. Administrative Agent shall notify Borrower and each Lender of the Revolving Credit Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of Administrative Agent, L/C Issuer and Swing Line Lender (which approvals shall not be unreasonably withheld), Borrower may also invite additional Eligible Assignees to become Revolving Credit Lenders pursuant to a joinder agreement in form and substance satisfactory to Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Revolving Credit Commitments are increased in accordance with this Section, Administrative Agent and Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. Administrative Agent shall promptly notify Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, Borrower shall deliver to Administrative Agent a certificate of each Obligated Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Obligated Party (x) certifying and attaching the resolutions adopted by such Obligated Party approving or consenting to such increase, and (y) in the case of Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article 6 and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.10, the representations and warranties contained in subsections (a) and (b) of Section 6.1 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.1, and (B) no Default exists. Borrower shall prepay any Revolving Credit Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.5) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 12.23 or 12.10 to the contrary.

ARTICLE 3

TAXES, YIELD PROTECTION AND INDEMNITY

3.1 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital or Liquidity Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by such Lender or the Letters of Credit issued by L/C Issuer, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections 3.1(a) or (b) and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section 3.1 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9)-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.2 Illegality. If any Lender determines that any law or regulation has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to LIBOR, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through Administrative Agent, (i) any obligation of such Lender to make or continue LIBOR Portions or to convert Base Rate Portions to LIBOR Portions shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Portions the interest rate on which is determined by reference to the LIBOR component of the Base Rate, the interest rate on which Base Rate Portions of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the LIBOR component of the Base Rate, in each case until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all LIBOR Portions of such Lender to Base Rate Portions (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the LIBOR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Portions to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Portions and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon LIBOR, Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the LIBOR component thereof until Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBOR. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.3 Inability to Determine Rates. If (a) Administrative Agent or the Required Lenders determine that for any reason in connection with any request for a LIBOR Portion or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBOR Portion, (ii) adequate and reasonable means do not exist for determining LIBOR for any requested Interest Period with respect to a proposed LIBOR Portion or in connection with an existing or proposed Base Rate Portion, or (iii) LIBOR for any requested Interest Period with respect to a proposed LIBOR Portion does not adequately and fairly reflect the cost to such Lenders of funding such LIBOR Portion, or (b) by reason of any Change in Law any Lender would become subject to restrictions on the amount of a category of liabilities or assets which it may hold and notifies Administrative Agent of same, Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, (x) the obligation of Lenders to make or maintain LIBOR Portions shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR component of the Base Rate, the utilization of the LIBOR component in determining the Base Rate shall be suspended, in each case until Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Portions or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Portions in the amount specified therein.

3.4 Taxes.

(a) Defined Terms. For purposes of this Section, the term “applicable law” includes FATCA.

(b) Payment Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.2) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Borrower. Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.2) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by Lenders. Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.8 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to such Lender from any other source against any amount due to Administrative Agent under this Section 3.4(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 3.2, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.4(g)(ii)(A), 3.4(g)(ii)(B) and 3.4(g)(ii)(D) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W 8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.2 (including by the payment of additional amounts pursuant to this Section 3.2), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.2 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.4(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.4(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.4(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.4(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 3.2 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.5 Compensation for Losses Section 1.1. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any LIBOR Portion on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by Borrower (for a reason other than the failure of such Lender to lend a LIBOR Portion) to prepay, borrow, continue or convert any LIBOR Portion on the date or in the amount notified by Borrower; or

(c) any assignment of a LIBOR Portion on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 3.6(b);

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to the Lenders under this Section 3.5, each Lender shall be deemed to have funded each LIBOR Portion made by it at Adjusted LIBOR for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Portion was in fact so funded.

3.6 Mitigation of Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.1, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or Section 3.2, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.1, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.6(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.8), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.1 or Section 3.2) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Borrower shall have paid to Administrative Agent the assignment fee (if any) specified in Section 12.8;

(ii) such Lender shall have received payment of an amount equal to the Outstanding Amount of its Loans, and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.2, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

3.7 Survival. All of Borrower’s obligations under this Article 3 shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of Administrative Agent.

ARTICLE 4

SECURITY

4.1 Collateral. To secure full and complete payment and performance of the Obligations, Borrower shall, and shall cause the other Obligated Parties to, execute and deliver or cause to be executed and delivered all of the Security Documents required by Administrative Agent covering substantially all of the Property of Borrower and its Subsidiaries (other than 420 E. Exchange Parkway, LLC) (which, together with any other Property and collateral described in the Security Documents, and any other Property which may now or hereafter secure the Obligations or any part thereof, is sometimes herein called the “Collateral”). Borrower shall obtain and deliver to Administrative Agent a copy of a life insurance policy on the life of Robert Vanman with a financially sound and reputable insurance company, in the amount of $3,500,000 (the “Keyman Life Insurance Policy”), together with all additional documentation, all in form and content acceptable to Administrative Agent in its sole discretion, necessary to grant to Administrative Agent a perfected assignment of such Keyman Life Insurance Policy (together with the Keyman Life Insurance Policy, collectively, the “Policy Assignment Documents”).

4.2 Setoff. If an Event of Default exists, Administrative Agent and each Lender shall have the right to set off against the Obligations under the Loan Documents, at any time and without notice to Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Administrative Agent or such Lender to Borrower whether or not the Obligations under the Loan Documents are then due; provided that in the event that any Defaulting Lender shall exercise any such right of setoff: (a) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 12.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and Lenders; and (b) such Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations under the Loan Documents owing to such Defaulting Lender as to which it exercised such right of setoff. Each amount set off shall be paid to Administrative Agent for application to the Obligations under the Loan Documents in the order set forth in Section 10.3. As further security for the Obligations, Borrower hereby grants to Administrative Agent and each Lender a security interest in all money, instruments, and other Property of Borrower now or hereafter held by Administrative Agent or such Lender, including, without limitation, Property held in safekeeping. In addition to Administrative Agent’s and each Lender’s right of setoff and as further security for the Obligations, Borrower hereby grants to Administrative Agent and each Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of Borrower now or hereafter on deposit with or held by Administrative Agent or such Lender and all other sums at any time credited by or owing from Administrative Agent or such Lender to Borrower. The rights and remedies of Administrative Agent and each Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Administrative Agent or such Lender may have.

4.3 Authorization to File Financing Statements. Borrower and each other Obligated Party that has granted a security interest in connection herewith authorizes Administrative Agent to complete and file, from time to time, financing statements naming Borrower or such other Obligated Party, as applicable, as debtor.

ARTICLE 5

CONDITIONS PRECEDENT

5.1 Initial Extension of Credit. The obligation of Lenders to make the initial Credit Extension hereunder is subject to the condition precedent that Administrative Agent shall have received all of the following, each dated (unless otherwise indicated or otherwise specified by Administrative Agent) the Closing Date, in form and substance satisfactory to Administrative Agent:

(a) Credit Agreement. Executed counterparts of this Agreement, sufficient in number for distribution to Administrative Agent, each Lender and Borrower;

(b) Resolutions. Resolutions of the Board of Directors (or other governing body) of Borrower and each other Obligated Party certified by the Secretary or an Assistant Secretary (or a Responsible Officer or other custodian of records) of such Person which authorize the execution, delivery, and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to be a party;

(c) Incumbency Certificate. A certificate of incumbency certified by a Responsible Officer of each Obligated Party certifying the names of the individuals or other Persons authorized to sign this Agreement and each of the other Loan Documents to which Borrower and each other Obligated Party is or is to be a party (including the certificates contemplated herein) on behalf of such Person together with specimen signatures of such individual Persons;

(d) Certificate Regarding Consents and Approvals. A certificate of a Responsible Officer of each Obligated Party either (i) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Obligated Party and the validity against such Obligated Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required;

(e) [Reserved];

(f) Constituent Documents. The Constituent Documents and all amendments thereto for Borrower and each other Obligated Party that is not a natural person, with the formation documents included in the Constituent Documents being certified as of a date acceptable to Administrative Agent by the appropriate government officials of the state of incorporation or organization of Borrower and each other Obligated Party, and all such Constituent Documents being accompanied by certificates that such copies are complete and correct, given by an authorized representative acceptable to Administrative Agent;

(g) Governmental Certificates. Certificates of the appropriate government officials of the state of incorporation or organization of Borrower and each other Obligated Party as to the existence and good standing of Borrower and each other Obligated Party, each dated within thirty (30) days prior to the date of the initial Credit Extension;

(h) Notes. The Notes executed by Borrower in favor of each Lender requesting Notes;

(i) Confirmation of Security Documents. The Confirmation of Restated Security Agreement, Pledge Agreement and Restated Intellectual Property Security Agreement by and among the “Debtors” party thereto and Administrative Agent;

(j) Attorneys’ Fees and Expenses. Evidence that the costs and expenses (including reasonable attorneys’ fees) referred to in Section 12.1, to the extent invoiced, shall have been paid in full by Borrower; and

(k) Additional Fee. Administrative Agent shall have received a nonrefundable fee in an amount equal to $15,000 for the benefit of Lenders.

For purposes of determining compliance with the conditions set forth in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or be acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2 All Extensions of Credit. The obligation of Lenders to make any Credit Extension hereunder (including the initial Credit Extension) is subject to the following additional conditions precedent:

(a) Request for Credit Extension. Administrative Agent shall have received in accordance with this Agreement, as the case may be, a Revolving Credit Borrowing Request, Letter of Credit Application, or Swing Line Loan Request, as applicable, pursuant to Administrative Agent’s requirements and executed by a Responsible Officer of Borrower;

(b) No Default. No Default shall have occurred and be continuing, or would result from or after giving effect to such Credit Extension;

(c) No Material Adverse Event. No Material Adverse Event shall have occurred and no circumstance shall exist that could be a Material Adverse Event;

(d) Representations and Warranties. All of the representations and warranties contained in Article 6 and in the other Loan Documents shall be true and correct on and as of the date of such Borrowing with the same force and effect as if such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.2, the representations and warranties contained in Section 6.2 shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1(a) and (b), respectively;

(e) Additional Documentation. Administrative Agent shall have received such additional approvals, opinions, or documents as Administrative Agent or its legal counsel may reasonably request; and

(f) Availability under Revolving Credit Facility. With respect to any request for a Credit Extension under the Commitments, after giving effect to the Credit Extension so requested, the total Revolving Credit Exposure of the Revolving Credit Lenders shall not exceed the aggregate Commitments of the Revolving Credit Lenders in effect as of the date of such Credit Extension and the Availability Leverage Ratio shall not exceed 1.0 to 1.0.

Each Credit Extension hereunder shall be deemed to be a representation and warranty by Borrower that the conditions specified in this Section 5.2 have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

To induce Administrative Agent and Lenders to enter into this Agreement, and to make Credit Extensions hereunder, Borrower represents and warrants to Administrative Agent and Lenders that:

6.1 Entity Existence. Each of Borrower and its Subsidiaries (a) is duly incorporated or organized, as the case may be, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or organization; (b) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify could result in a Material Adverse Event. Each of Borrower and the other Obligated Parties has the power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

6.2 Financial Statements; Etc. Borrower has delivered to Administrative Agent audited financial statements of Borrower and its Subsidiaries as at and for the fiscal year ended December 31, 2016 and unaudited financial statements of Borrower and its Subsidiaries as at and for the six (6)-month period ended June 30, 2017. Such financial statements are true and correct, have been prepared in accordance with GAAP, and fairly and accurately present, on a consolidated basis, the financial condition of Borrower and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Neither Borrower nor any of its Subsidiaries has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in such financial statements. No Material Adverse Event has occurred since the effective date of the financial statements referred to in this Section 6.2. All projections delivered by Borrower to Administrative Agent and Lenders have been prepared in good faith, with care and diligence and using assumptions that are reasonable under the circumstances at the time such projections were prepared and delivered to Administrative Agent and Lenders and all such assumptions are disclosed in the projections. Other than the Debt listed on Schedule 8.1 and Debt otherwise permitted by Section 8.1, Borrower and each Subsidiary have no Debt.

6.3 Action; No Breach. The execution, delivery, and performance by each of Borrower and each other Obligated Party of this Agreement and the other Loan Documents to which such Person is or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite action on the part of such Person and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the Constituent Documents of such Person, (ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any agreement or instrument to which such Person is a party or by which it or any of its Properties is bound or subject which could result in a Material Adverse Event, or (b) constitute a default under any such agreement or instrument which could result in a Material Adverse Event, or result in the creation or imposition of any Lien upon any of the revenues or assets of such Person.

6.4 Operation of Business. Each of Borrower and its Subsidiaries possesses all licenses, permits, consents, authorizations, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary to conduct its respective businesses substantially as now conducted and as presently proposed to be conducted, and neither Borrower nor any of its Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing which could result in a Material Adverse Event.

6.5 Litigation and Judgments. Except as specifically disclosed in Schedule 6.5 as of the date hereof, there is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of Borrower, threatened against or affecting Borrower, any of its Subsidiaries, or any other Obligated Party that could, if adversely determined, result in a Material Adverse Event. There are no outstanding judgments against Borrower, any of its Subsidiaries, or any other Obligated Party.

6.6 Rights in Properties; Liens. Each of Borrower and its Subsidiaries has good and indefeasible title to or valid leasehold interests in its respective Properties, including the Properties reflected in the financial statements described in Section 6.2, and none of the Properties of Borrower or any of its Subsidiaries is subject to any Lien, except Permitted Liens.

6.7 Enforceability. This Agreement constitutes, and the other Loan Documents to which Borrower or any other Obligated Party is a party, when delivered, shall constitute legal, valid, and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except as limited by Debtor Relief Laws.

6.8 Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by Borrower or any other Obligated Party of this Agreement and the other Loan Documents to which such Person is or may become a party or the validity or enforceability thereof.

6.9 Taxes. Each of Borrower and its Subsidiaries has filed all tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, Property, and sales tax returns, and has paid all of their respective liabilities for taxes, assessments, governmental charges, and other levies that are due and payable, other than taxes the payment of which is being contested in good faith and by appropriate proceedings and reserves for the payment of which are being maintained in accordance with GAAP. Borrower knows of no pending investigation of Borrower or any of its Subsidiaries by any taxing authority or of any pending but unassessed tax liability of Borrower or any of its Subsidiaries. Neither Borrower nor any Subsidiary thereof is party to any tax sharing agreement.

6.10 Use of Proceeds; Margin Securities. The proceeds of the Revolving Credit Borrowings shall be used by Borrower for working capital in the ordinary course of business, to purchase furniture, fixtures and equipment, to refinance existing Debt and to provide for a distribution to existing members. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

6.11 ERISA. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. No application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. There are no pending or, to the knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan. No ERISA Event has occurred or is reasonably expected to occur. No Plan has any Unfunded Pension Liability. No Obligated Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under

Section 4007 of ERISA). No Obligated Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan. No Obligated Party or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

6.12 Disclosure. No statement, information, report, representation, or warranty made by Borrower or any other Obligated Party in this Agreement or in any other Loan Document or furnished to Administrative Agent or any Lender in connection with this Agreement or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower which is a Material Adverse Event, or which might in the future be a Material Adverse Event that has not been disclosed in writing to Administrative Agent and each Lender.

6.13 Subsidiaries. Borrower has no Subsidiaries other than those listed on Schedule 6.13 (and, if subsequent to the Closing Date, such additional Subsidiaries as have been formed or in compliance with Section 7.13) and Schedule 6.13 sets forth the jurisdiction of incorporation or organization of each such Subsidiary and the percentage of Borrower’s ownership interest in such Subsidiary. All of the outstanding capital stock or other equity interests of each Subsidiary described on Schedule 6.13 has been validly issued, is fully paid, and is non-assessable. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock or similar options granted to employees or directors and directors’ qualifying shares) of any nature relating to any equity interests of Borrower or any Subsidiary, except as created by the Loan Documents.

6.14 Agreements. Neither Borrower nor any of its Subsidiaries is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate or other organizational restriction, in each case which could result in a Material Adverse Event. Neither Borrower nor any of its Subsidiaries is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party which could result in a Material Adverse Event.

6.15 Compliance with Laws. Neither Borrower nor any of its Subsidiaries is in violation in any material respect of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator.

6.16 Inventory. All inventory of Borrower and its Subsidiaries has been and will hereafter be produced in compliance with all applicable Laws, rules, regulations, and governmental standards, including, without limitation, the minimum wage and overtime provisions of the Fair Labor Standards Act (29 U.S.C. §§201-219).

6.17 Regulated Entities. Neither Borrower nor any of its Subsidiaries is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under any other federal or state statute, rule or regulation limiting its ability to incur Debt, pledge its assets or perform its obligations under the Loan Documents.

6.18 Environmental Matters.

(a) To Borrower’s knowledge, each of Borrower and its Subsidiaries, and all of its respective Properties, assets, and operations are in compliance with all Environmental Laws. Borrower is not aware of, nor has Borrower received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of Borrower and its Subsidiaries with all Environmental Laws;

(b) To Borrower’s knowledge, each of Borrower and its Subsidiaries has obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and Borrower and its Subsidiaries are in compliance with all of the terms and conditions of such permits;

(c) No Hazardous Materials exist on, about, or within or have been used, generated, stored, transported, disposed of on, or Released from any of the Properties or assets of Borrower or any of its Subsidiaries. The use which Borrower and its Subsidiaries make and intend to make of their respective Properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of their Properties or assets except in compliance with all Environmental Laws;

(d) Neither Borrower nor any of its Subsidiaries nor any of their respective currently or previously owned or leased Properties or operations is subject to any outstanding or to Borrower’s knowledge threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release;

(e) To Borrower’s knowledge, there are no conditions or circumstances associated with the currently or previously owned or leased Properties or operations of Borrower or any of its Subsidiaries that could reasonably be expected to give rise to any Environmental Liabilities;

(f) Neither Borrower nor any of its Subsidiaries is a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., regulations thereunder or any comparable provision of state law. Borrower and its Subsidiaries are in compliance with all applicable financial responsibility requirements of all Environmental Laws;

(g) Neither Borrower nor any of its Subsidiaries has filed or failed to file any notice required under applicable Environmental Law reporting a Release; and

(h) No Lien arising under any Environmental Law has attached to any property or revenues of Borrower or any of its Subsidiaries.

6.19 Intellectual Property. All material Intellectual Property owned or used by Borrower and its Subsidiaries is listed, together with application or registration numbers, where applicable, in Schedule 6.19. Each Person identified on Schedule 6.19 owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license could be a Material Adverse Event. Each Person identified on Schedule 6.19 will maintain the patenting and registration of all Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or other appropriate Governmental Authority, and each Person identified on Schedule 6.19 will promptly, but in any event within ten (10) Business Days following its acquisition thereof, patent or register, as the case may be, all new Intellectual Property and notify Administrative Agent in writing five (5) Business Days after the filing any such new patent or registration.

6.20 Foreign Assets Control Regulations and Anti-Money Laundering. Each Obligated Party and each Subsidiary of each Obligated Party is and will remain in compliance in all material respects with all United States economic sanctions Laws, Executive Orders and implementing regulations as promulgated by OFAC, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Obligated Party and no Subsidiary or Affiliate of any Obligated Party (a) is a Person designated by the United States government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a United States Person cannot deal with or otherwise engage in business transactions, (b) is a Person who is otherwise the target of United States economic sanction Laws such that a United States Person cannot deal or otherwise engage in business transactions with such Person, or (c) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of United States economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under United States law.

6.21 Patriot Act. The Obligated Parties, each of their Subsidiaries, and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and all other enabling legislation or executive order relating thereto, (b) the Patriot Act, and (c) all other federal or state Laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

6.22 Insurance. The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Subsidiary operates.

6.23 Solvency. Borrower and the Obligated Parties on a consolidated basis are Solvent and have not entered into any transaction with the intent to hinder, delay or defraud a creditor.

6.24 Security Documents. The provisions of the Security Documents are effective to create in favor of Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien (subject to Permitted Liens) on all right, title and interest of the respective Obligated Parties party thereto in the Collateral. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Security Documents, no filing or other action will be necessary to perfect such Liens in Collateral.

ARTICLE 7

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Letter of Credit shall remain outstanding or any Lender has any Commitment hereunder:

7.1 Reporting Requirements. Borrower will furnish to Administrative Agent (with copies for each Lender):

(a) Borrower Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the last day of each fiscal year of Borrower,

beginning with the fiscal year ending December 31, 2017, a copy of the annual audit report of Borrower and its Subsidiaries for such fiscal year containing, on a consolidated and consolidating basis, balance sheets and statements of income, retained earnings, and cash flow as of the end of such fiscal year and for the twelve (12)-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing reasonably acceptable to Administrative Agent, to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope;

(b) Monthly Financial Statements. As soon as available, and in any event within thirty (30) days after the last day of each calendar month, a copy of an unaudited financial report of Borrower and its Subsidiaries as of the end of such month and for the portion of the fiscal year then ended, containing, on a consolidated and consolidating basis, balance sheets and statements of income, retained earnings, and cash flow, all in reasonable detail certified by a Responsible Officer of Borrower to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year-end audit adjustments) the financial condition and results of operations of Borrower and its Subsidiaries, on a consolidated basis, as of the dates and for the periods indicated therein;

(c) Compliance Certificate. Concurrently with the delivery of each of the financial statements referred to in Sections 7.1(a) and within thirty (30) days after the last day of each fiscal quarter of Borrower a Compliance Certificate (i) stating that to the best of the knowledge of the Responsible Officer executing same, no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, (ii) together with a covenant calculation spreadsheet showing in reasonable detail the calculations demonstrating compliance with the covenants set forth in Article 9 and (iii) containing such other certifications set forth therein. For any financial statements delivered electronically by a Responsible Officer in satisfaction of the reporting requirements set forth in clause (a) or (b) preceding that are not accompanied by the required Compliance Certificate, that Responsible Officer shall nevertheless be deemed to have certified the factual matters described in this clause (c) with respect to such financial statements; however, such deemed certificate shall not excuse or be construed as a waiver of Borrower’s obligation to deliver the required Compliance Certificate.

(d) Revolving Credit Availability Certificate. Concurrently with the delivery of each of the financial statements referred to in Sections 7.1(b) a Revolving Credit Availability Certificate showing in reasonable detail the calculations demonstrating Borrower’s Availability Leverage Ratio and Revolving Credit Availability.

(e) Projections. As soon as available, but in any event at least ninety (90) days after the end of each fiscal year of Borrower, forecasts prepared by management of Borrower, in form and substance satisfactory to Administrative Agent, of consolidated balance sheets of income or operations and cash flows of Borrower and its Subsidiaries on a monthly basis for the immediate fiscal year.

(f) Management Letters. Promptly upon receipt thereof, a copy of any management letter or written report submitted to Borrower or any of its Subsidiaries by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, prospects, or Properties of Borrower or any of its Subsidiaries;

(g) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting Borrower or any of its Subsidiaries which, if determined adversely to Borrower or such Subsidiary, could be a Material Adverse Event;

(h) Notice of Default. As soon as possible and in any event within five days after the occurrence of any Default, a written notice setting forth the details of such Default and the action that Borrower has taken and proposes to take with respect thereto;

(i) ERISA Reports. Promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which any Borrower or ERISA Affiliate files with or receives from the PBGC, the IRS, or the U.S. Department of Labor under ERISA; as soon as possible and in any event within five days after Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event or Prohibited Transaction has occurred with respect to any Plan, a certificate of the chief financial officer of Borrower setting forth the details as to such ERISA Event or Prohibited Transaction and the action that Borrower proposes to take with respect thereto; annually, copies of the notice described in Section 101(f) of ERISA that Borrower or ERISA Affiliate receives with respect to a Plan or Multiemployer Plan; within thirty (30) days following the execution of this Agreement, Borrower and each ERISA Affiliate shall request in writing from each Multiemployer Plan the information described in Sections 101(k) and 101(l) of ERISA and shall provide a copy of such requests to Administrative Agent; promptly upon receiving such information from the Multiemployer Plans, provide such information to Administrative Agent, and thereafter, such requests and such information shall only be required to be provided upon Administrative Agent’s request, which shall be made no more frequently than annually;

(j) Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to Administrative Agent pursuant to any other clause of this Section 7.1;

(k) Notice of Material Adverse Event. As soon as possible and in any event within five (5) days after the occurrence thereof, written notice of any event or circumstance that could result in a Material Adverse Event;

(l) Accounts Receivable Aging. As soon as available, and in any event within thirty (30) days after the end of each fiscal quarter, an account receivable aging, classifying Borrower’s and its Subsidiaries’ domestic and export accounts receivable in categories of zero to thirty (0-30), thirty-one to sixty (31-60), sixty-one to ninety (61-90) and over ninety (90) days from date of invoice, and in such form and detail as Administrative Agent shall require, and certified by the chief financial officer of Borrower;

(m) Inventory Report. As soon as available, and in any event within thirty (30) days after the end of each fiscal quarter, an inventory report, in such form and detail as Administrative Agent shall reasonably require, certified by the chief financial officer of Borrower; and

(n) General Information. Promptly, such other information concerning Borrower, any of its Subsidiaries, or any other Obligated Party as Administrative Agent, or any Lender through Administrative Agent, may from time to time request.

All representations and warranties set forth in the Loan Documents with respect to any financial information concerning Borrower or any Guarantor shall apply to all financial information delivered to Lender by Borrower, such Guarantor, or any Person purporting to be a Responsible Officer of Borrower or such Guarantor or other representative of Borrower or such Guarantor regardless of the method of such transmission to Lender or whether or not signed by Borrower, such Guarantor, or such Responsible Officer or other representative, as applicable.

7.2 Maintenance of Existence; Conduct of Business. Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business, except to the extent a failure to so preserve and maintain could not result in a Material Adverse Event. Borrower shall, and shall cause each of its Subsidiaries to, conduct its business in an orderly and efficient manner in accordance with good business practices.

7.3 Maintenance of Properties. Borrower shall, and shall cause each of its Subsidiaries to, maintain, keep, and preserve all of its Properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition.

7.4 Taxes and Claims. Borrower shall, and shall cause each of its Subsidiaries to, pay or discharge at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its Property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its Property; provided, however, that neither Borrower nor any of its Subsidiaries shall be required to pay or discharge any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves in accordance with GAAP have been established.

7.5 Insurance.

(a) Borrower shall, and shall cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by corporations engaged in similar businesses and owning similar Properties in the same general areas in which Borrower and its Subsidiaries operate, provided that in any event Borrower will maintain and cause each of its Subsidiaries to maintain workmen’s compensation insurance, property insurance, comprehensive general liability insurance, products liability insurance, and business interruption insurance reasonably satisfactory to Administrative Agent. Each insurance policy covering Collateral shall name Administrative Agent as loss payee and each insurance policy covering liabilities shall name Administrative Agent as additional insured, and each such insurance policy shall provide that such policy will not be cancelled or reduced without 30 days prior written notice to Administrative Agent. Borrower will provide the Keyman Life Insurance Policies and the Policy Assignment Documents as set forth in Section 4.1, and will maintain the Keyman Life Insurance Policy during the term of this Agreement.

(b) All proceeds of insurance shall be paid over to Administrative Agent for application to the Obligations under the Loan Documents, unless Required Lenders otherwise agree in writing in their sole discretion.

(c) If Required Lenders agree in writing, in their sole discretion, then Borrower may apply the net proceeds of a casualty or condemnation (each a “Loss”) to the repair, restoration, or replacement of the assets suffering such Loss, so long as (i) such repair, restoration, or replacement is completed within one hundred eighty (180) days after the date of such Loss (or such longer period of time agreed to in writing by Required Lenders), (ii) while such repair, restoration, or replacement is underway, all of such net proceeds are on deposit with Administrative Agent in a separate deposit account over which Administrative Agent has exclusive control, and (iii) such Loss did not cause an Event of Default. If an Event of Default occurs pursuant to which Administrative Agent exercises its rights to accelerate the Obligations under the Loan Documents as provided in Section 10.2 or such repair, restoration, or replacement is not completed within one hundred eighty (180) days of the date of such Loss (or such longer period of time agreed to in writing by Required Lenders), then Administrative Agent may immediately and without notice to any Person apply all of such net proceeds to such Obligations, regardless of any other prior agreement regarding the disposition of such net proceeds.

(d) If at any time any Building or Manufactured (Mobile) Home (as defined in applicable Flood Insurance Regulations) included in the Collateral is or has become located in an area designated as a “flood hazard area” under applicable Flood Insurance Regulations, Borrower shall, and shall cause each of its Subsidiaries to, (i) provide Administrative Agent with a description of such Building or Manufactured (Mobile) Home, including the address and legal description thereof and such other information as may be requested by Administrative Agent to obtain a flood determination or otherwise satisfy its obligations under applicable Flood Insurance Regulations, (ii) obtain flood insurance in such amounts as required by applicable Flood Insurance Regulations and (iii) provide evidence in form and substance satisfactory to Administrative Agent of such flood insurance to Administrative Agent.

7.6 Inspection Rights. At any reasonable time and from time to time, Borrower shall, and shall cause each of its Subsidiaries to, (a) permit representatives of Administrative Agent or any Lender to examine, inspect, review, evaluate and make physical verifications and appraisals of the inventory and other Collateral in any manner and through any medium that Administrative Agent or such Lender considers advisable, (b) to examine, copy, and make extracts from its books and records, (c) to visit and inspect its Properties, and (d) to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants, in each instance, at Borrower’s expense.

7.7 Keeping Books and Records. Borrower shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

7.8 Compliance with Laws. Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable Laws and decrees of any Governmental Authority or arbitrator.

7.9 Compliance with Agreements. Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all agreements, contracts, and instruments binding on it or affecting its Properties or business, except to the extent a failure to so comply could not result in a Material Adverse Event.

7.10 Further Assurances. Borrower shall, and shall cause each of its Subsidiaries and each other Obligated Party to, execute and deliver such further agreements and instruments and take such further action as may be reasonably requested by Administrative Agent or any Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of Administrative Agent in the Collateral, including, without limitation, following the Permitted Restructure Transactions or an IPO.

7.11 ERISA. Borrower shall, and shall cause each of its Subsidiaries to, comply with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

7.12 Depository Relationship. Borrower shall, and shall cause each of its Subsidiaries to, use Texas Capital Bank as its principal depository bank and Borrower shall, and shall cause each of its Subsidiaries to, maintain Texas Capital Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

7.13 Additional Guarantors. Borrower shall notify Administrative Agent at the time that any Person becomes a Subsidiary, and promptly thereafter (and any event within ten (10) days) (i) execute and deliver to Administrative Agent all Security Documents, stock certificates, stock powers and other agreements and instruments as may be requested by Administrative Agent to ensure that Administrative Agent has a perfected security interest in all ownership interests held by any Obligated Party in such Subsidiary, and (ii) cause such Person to (a) become a Guarantor by executing and delivering to Administrative Agent a Guaranty, (b) execute and deliver all Security Documents requested by Administrative Agent pledging to Administrative Agent for the benefit of the Secured Parties all of its Property (subject to such exceptions as Administrative Agent may permit) and take all actions required by Administrative Agent to grant to Administrative Agent for the benefit of Secured Parties a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be requested by Administrative Agent, and (c) deliver to Administrative Agent such other documents and instruments as Administrative Agent may require, including appropriate favorable opinions of counsel to such Person in form, content and scope reasonably satisfactory to Administrative Agent.

ARTICLE 8

NEGATIVE COVENANTS

Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Letter of Credit outstanding or any Lender has any Commitment hereunder:

8.1 Debt. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, incur, create, assume, or permit to exist any Debt, except:

(a) The Obligations under the Loan Documents and Obligations existing or arising under Bank Product Agreements other than Hedge Agreements;

(b) Existing Debt described on Schedule 8.1;

(c) Subordinated Debt;

(d) Purchase money Debt and Capitalized Lease Obligations not to exceed $500,000 in the aggregate at any time outstanding; and

(e) Hedge Obligations existing or arising under Hedge Agreements permitted by Section 8.17.

8.2 Limitation on Liens. Borrower shall not, and shall not permit any of its Subsidiaries to, incur, create, assume, or permit to exist any Lien upon any of its Property, assets, or revenues, whether now owned or hereafter acquired, except:

(a) Existing Liens disclosed on Schedule 8.2;

(b) Liens in favor of the Secured Parties or Administrative Agent for the benefit of Secured Parties;

(c) Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of Borrower or its Subsidiaries to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

(d) Liens for taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves in accordance with GAAP have been established;

(e) Liens of mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business;

(f) Liens resulting from good faith deposits to secure payments of workmen’s compensation or other social security programs (other than Liens imposed by ERISA) or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, contracts (other than for payment of Debt), or leases made in the ordinary course of business;

(g) Purchase money Liens on specific property to secure Debt used to acquire such Property and Liens securing Capitalized Lease Obligations with respect to specific leased property, in each case to the extent permitted in Section 8.1(d).

8.3 Mergers, Etc. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become a party to a merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, or wind-up, dissolve, or liquidate, except that (i) any Subsidiary may merge or consolidate with Borrower so long as Borrower is the surviving entity and (ii) any Subsidiary may merge or consolidate with another Subsidiary so long as if a Subsidiary that is a Guarantor is involved in such merger or consolidation, such Guarantor is the surviving entity. For avoidance of doubt, (i) nothing in this Section 8.3 shall prohibit a Permitted Restructure Transactions or an IPO and (ii) the Permitted Restructure Transactions and the IPO are permitted.

8.4 Restricted Payments. Borrower shall not, directly or indirectly, declare or pay any dividends or make any other payment or distribution (in cash, Property, or obligations) on account of its equity interests, or redeem, purchase, retire, call, or otherwise acquire any of its equity interests, or permit any of its Subsidiaries to purchase or otherwise acquire any equity interest of Borrower or another Subsidiary of Borrower, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its equity interests or for any redemption, purchase, retirement, or other acquisition of any of its equity interests, or incur any obligation (contingent or otherwise) to do any of the foregoing; provided, however, that Subsidiaries shall be permitted to make payments and distributions to Borrower or any Guarantors. Notwithstanding the foregoing, (a) annually, but only so long as Borrower is treated as an partnership for federal income tax purposes, Borrower may make Permitted Tax Distributions, (b) after completion of the construction of the Proposed Facility, Borrower may make discretionary distributions (“Discretionary Distributions”) on account of its equity interests, so long as (i) no Default exists at the time of the distribution or would result therefrom after giving effect to such distribution, (ii)

after giving pro forma effect to the proposed distribution, the Leverage Ratio of Borrower is not in excess of 3.50 to 1.0 and (iii) after giving pro forma effect to the proposed distribution, Borrower has Liquidity of not less than $2,000,000 and (c) Borrower may make an equity investment in 420 E. Exchange Parkway, LLC in an amount equal to up to twenty percent (20%) of the greater of (i) total construction costs for the Proposed Facility, including any land acquisition costs and (ii) the fair market “as complete” appraised value of the Proposed Facility as determined by an appraisal obtained by Administrative Agent.

8.5 Loans and Investments. Borrower shall not make, and shall not permit any of its Subsidiaries to, directly or indirectly, make, hold or maintain, any advance, loan, extension of credit, or capital contribution to or investment in, or purchase any stock, bonds, notes, debentures, or other securities of, any Person, except:

(a) Existing investments described on Schedule 8.5;

(b) Readily marketable direct obligations of the United States of America or any agency thereof with maturities of one (1) year or less from the date of acquisition;

(c) Fully insured certificates of deposit with maturities of one (1) year or less from the date of acquisition issued by either (i) any commercial bank operating in the United States of America having capital and surplus in excess of $50,000,000.00 or (ii) any Lender;

(d) Commercial paper of a domestic issuer if at the time of purchase such paper is rated in one (1) of the two (2) highest rating categories of Standard and Poor’s Corporation or Moody’s Investors Service;

(e) Investments in Subsidiaries that are Guarantors;

(f) Investments consisting of Hedge Agreements permitted under Section 8.17;

(g) Investment permitted under Section 8.4(c); and

(h) unsecured shareholder loans in an amount not to exceed $250,000 in the aggregate.

8.6 Limitation on Issuance of Equity. Other than (i) to employees of the Borrower or any of its Subsidiaries in respect of any equity interest option plan or other equity interest grants made by the Borrower or any of its Subsidiaries, (ii) pursuant to that certain Option Agreement between the Company and Robert Vanman dated June 4, 2008 and (iii) with respect to the Permitted Restructure Transactions or an IPO, Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, issue, sell, assign, or otherwise dispose of (a) any of its stock or other equity interests, (b) any securities exchangeable for or convertible into or carrying any rights to acquire any of its stock or other equity interests, or (c) any option, warrant, or other right to acquire any of its stock or other equity interests, in each case, other than to Borrower or another Subsidiary.

8.7 Transactions With Affiliates. Except as permitted by Section 8.5(g), Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate of Borrower or such Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business, pursuant to a transaction which is otherwise expressly permitted under this Agreement, and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower or such Subsidiary.

8.8 Disposition of Assets. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly make any Disposition, except (a) Dispositions of inventory in the ordinary course of business or (b) Dispositions, for fair value, of worn-out and obsolete equipment not necessary or useful to the conduct of business.

8.9 Sale and Leaseback. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.

8.10 Prepayment of Debt. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any optional or voluntary payment, prepayment, repurchase or redemption of any Debt, except the Obligations under the Loan Documents.

8.11 Nature of Business. Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the businesses in which they are engaged as of the date hereof and the development, manufacture and sale of other products and business lines associated therewith. Borrower shall not, and shall not permit any of its Subsidiaries to, make any material change in its credit collection policies if such change would materially impair the collectability of any Account, nor will it rescind, cancel or modify any Account except in the ordinary course of business.

8.12 Environmental Protection. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly (a) use (or permit any tenant to use) any of their respective Properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material, (b) generate any Hazardous Material in violation of Environmental Laws, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material in violation of Environmental Laws, or (d) otherwise conduct any activity or use any of their respective Properties or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which Borrower or any of its Subsidiaries would be responsible.

8.13 Accounting. Borrower shall not, and shall not permit any of its Subsidiaries to, change its fiscal year or make any change (a) in accounting treatment or reporting practices, except as required by GAAP and disclosed to Administrative Agent and Lenders, or (b) in tax reporting treatment, except as required by law and disclosed to Administrative Agent and Lenders.

8.14 Burdensome Agreements. Borrower shall not, and shall not permit any of its Subsidiaries or any Obligated Party to, enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any Loan Document, which (a) directly or indirectly prohibits Borrower, any of its Subsidiaries, or any Obligated Party from creating or incurring a Lien on any of its Property, revenues, or assets, whether now owned or hereafter acquired, (b) directly or indirectly prohibits any of its Subsidiaries, or any Obligated Party to make any payments, directly or indirectly, to Borrower by way of dividends, distributions, advances, repayments of loans, repayments of expenses, accruals, or otherwise or (c) in any way would be contravened by such Person’s performance of its obligations hereunder or under the other Loan Documents.

8.15 Subsidiaries. Borrower shall not, directly or indirectly, form or acquire any Subsidiary unless Borrower complies with the requirements of Section 7.13.

8.16 Amendments of Constituent Documents. Borrower shall not, and shall not permit any of its Subsidiaries to, amend or restate any of their respective Constituent Documents, other than with respect to the Permitted Restructure Transactions.

8.17 Hedge Agreements. Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which Borrower or any Subsidiary of Borrower has actual exposure which have terms and conditions reasonably acceptable to Administrative Agent and (b) other Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any Debt of Borrower or any of its Subsidiaries limited to the principal amount of such Debt which have terms and conditions reasonably acceptable to Administrative Agent.

8.18 OFAC. Borrower shall not, and shall not permit any of its Subsidiaries to, fail to comply with the Laws, regulations and executive orders referred to in Section 6.20 and Section 6.21.

8.19 Change in Management. Borrower shall not permit (a) Robert Vanman to cease being the Chief Executive Officer of Borrower, or (b) permit Steve Coffman to cease being the President of Borrower unless a replacement President reasonably acceptable to Administrative Agent is hired with one hundred twenty (120) days or (c) permit David Walker to cease being the Chief Financial Officer of Borrower unless a replacement Chief Financial Officer reasonably acceptable to Administrative Agent is hired with one hundred twenty (120) days.

ARTICLE 9

FINANCIAL COVENANTS

Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Letter of Credit shall remain outstanding or any Lender has any Commitment hereunder:

9.1 Leverage Ratio. Borrower shall not permit, as of the last day of any fiscal quarter, beginning with the fiscal quarter ending September 30, 2017, the Leverage Ratio, to be greater than 4.00 to 1.0.

9.2 Fixed Charge Coverage Ratio. Borrower shall not permit, as of the last day of any fiscal quarter, beginning with the fiscal quarter ending September 30, 2017, the ratio of (a) Adjusted EBITDA, to (b) Fixed Charges, in each case for Borrower and its Subsidiaries, on a consolidated basis, for such four fiscal quarter period, to be less than 1.25 to 1.0.

9.3 Post-Discretionary Distribution Fixed Charge Coverage Ratio. Borrower shall not permit, as of the last day of any fiscal quarter, beginning with the fiscal quarter ending September 30, 2017, the ratio of (a) Adjusted EBITDA minus Discretionary Distributions, to (b) Fixed Charges, in each case for Borrower and its Subsidiaries, on a consolidated basis, for such four fiscal quarter period, to be less than 1.10 to 1.0.

9.4 Minimum EBITDA . After commencement of construction of the Proposed Facility and during the continuance of such construction, Borrower shall not permit, as of the last day of each fiscal quarter set forth below, EBITDA to be less than (a) $1,756,775 for the three (3) month ending March 31, 2017, (b) $3,670,729 for the six (6) month period ending June 30, 2017, (c) $5,825,713 for the nine (9) month period ending September 30, 2017 and (d) $8,509,738 for the twelve (12) month period ending December 31, 2017, in each case for Borrower for such four fiscal quarter period.

9.5 Capital Expenditures. Borrower shall not permit the aggregate Capital Expenditures (other than Capital Expenditures related to the Proposed Facility in an aggregate amount not to exceed $4,750,000) of Borrower to exceed $1,500,000 during any fiscal year, commencing with Borrower’s fiscal year ending December 31, 2017.

9.6 Minimum Asset Coverage. Borrower shall not permit, as of the last day of any fiscal quarter, beginning with the first full fiscal quarter ending after Completion (as defined in the Construction Loan Agreement), the ratio of (a) the sum of gross accounts receivable, gross inventory, the as-complete appraised value of the Mortgaged Property (as defined in the Construction Loan Agreement) as determined pursuant to an Appraisal (as defined in the Construction Loan Agreement) and the net book value of other fixed assets, in each case of Borrower and its Subsidiaries, on a consolidated basis, to (b) Funded Debt of Borrower and its Subsidiaries, on a consolidated basis, for such four fiscal quarter period, to be less than 1.50 to 1.0.

ARTICLE 10

DEFAULT

10.1 Events of Default. Each of the following shall be deemed an “Event of Default”:

(a) Borrower shall fail to pay the Obligations under the Loan Documents or any part thereof shall not be paid when due or declared due and, other than with respect to payments of principal, such failure shall continue unremedied for five (5) days after such payment became due;

(b) Borrower shall fail to provide to Administrative Agent and Lenders timely any notice of Default as required by Section 7.1(h) of this Agreement or Borrower shall breach any provision of Sections 8.1 through 8.6 or Article 9 of this Agreement;

(c) Any representation or warranty made or deemed made by Borrower or any other Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect (without duplication of any materiality qualifier contained therein) when made or deemed to have been made;

(d) Borrower, any of its Subsidiaries, or any other Obligated Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document (other than as covered by Sections 10.1(a) and (b)), and such failure continues unremedied for more than thirty (30) days following the date such failure first began;

(e) Borrower, any of its Subsidiaries, or any other Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its Property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing;

(f) An involuntary proceeding shall be commenced against Borrower, any of its Subsidiaries, or any other Obligated Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its Property, and such involuntary proceeding shall remain undismissed and unstayed for a period of thirty (30) days;

(g) Borrower, any of its Subsidiaries, or any other Obligated Party shall fail to pay when due any principal of or interest on any Debt (other than the Obligations under the Loan Documents) in the amount of $250,000 or more and such failure continues beyond any applicable cure period, or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid, repurchased, defeased or redeemed prior to the stated maturity thereof or any cash collateral in respect thereof to be demanded, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment, repurchase, defeasance or redemption or any cash collateral in respect thereof to be demanded unless in each case such failure or such rights to acceleration or prepayment have been waived by the holder of such Debt;

(h) There shall occur under any Hedge Agreement an Early Termination Date (as defined in such Hedge Agreement) resulting from (1) any event of default under such Hedge Agreement to which Borrower or any other Obligated Party is the Defaulting Party (as defined in such Hedge Agreement), or (2) any Termination Event (as so defined) under such Hedge Agreement as to which Borrower or any other Obligated Party is an Affected Party (as so defined) and, in either event, the Hedge Termination Value owed by Borrower, such Obligated Party as a result thereof exceeds $250,000;

(i) This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower, any of its Subsidiaries, any other Obligated Party or any of their respective equity holders, or Borrower or any other Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any Lien created by the Loan Documents shall for any reason cease to be a valid, first priority (subject to liens permitted by Section 8.2 hereof) perfected Lien upon any of the Collateral purported to be covered thereby;

(j) Any of the following events shall occur or exist with respect to Borrower or any ERISA Affiliate: (i) any ERISA Event occurs with respect to a Plan or Multiemployer Plan, or (ii) any Prohibited Transaction involving any Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of Administrative Agent subject Borrower or any ERISA Affiliate to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, the IRS, the U.S. Department of Labor, or otherwise (or any combination thereof) which in the aggregate exceed or could reasonably be expected to result in a Material Adverse Event;

(k) A Change of Control shall occur;

(l) Borrower, any of its Subsidiaries, or any other Obligated Party, or any of their Properties, revenues, or assets, shall become subject to an order of forfeiture, seizure, or divestiture (whether under RICO or otherwise) and the same shall not have been discharged within thirty (30) days from the date of entry thereof;

(m) Borrower, any of its Subsidiaries, or any other Obligated Party shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of $250,000 against any of its assets or Properties;

(n) A final judgment or judgments for the payment of money in excess of $500,000 in the aggregate shall be rendered by a court or courts against Borrower, any of its Subsidiaries, or any other Obligated Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and Borrower, such Subsidiary, or such Obligated Party shall not, within such period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(o) The subordination provisions related to any Subordinated Debt or any other agreement, document or instrument governing any Subordinated Debt shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations under the Loan Documents, for any reason shall not have the priority contemplated by this Agreement or any such subordination provisions;

(p) Any “Event of Default” as defined in the Construction Loan Agreement shall occur; or

(q) Any Security Document shall cease to create valid perfected first priority liens (subject to Permitted Liens) on the Collateral purported to be covered thereby.

10.2 Remedies Upon Default. If any Event of Default shall occur and be continuing, then Administrative Agent may, with the consent of Required Lenders, or shall, at the direction of Required Lenders, without notice do any or all of the following: (a) terminate the Commitments of Lenders (except for funding obligations of outstanding Letters of Credit), (b) terminate the obligations of L/C Issuer to make L/C Credit Extensions, (c) terminate the commitment of Swing Line Lender to make Swing Line Loans, (d) require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto), or (e) declare the Obligations under the Loan Documents or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default under Section 10.1(e) or (f), the Commitments of Lenders shall automatically terminate (except for funding obligations of outstanding Letters of Credit), the obligations of L/C Issuer to make L/C Credit Extensions shall automatically terminate, the commitment of Swing Line Lender to make Swing Line Loans shall automatically terminate, the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, and the Obligations under the Loan Documents shall become immediately due and payable, in each case without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower. In addition to the foregoing, if any Event of Default shall occur and be continuing, Administrative Agent may, with the consent of Required Lenders, or shall, at the direction of Required Lenders, exercise all rights and remedies available to it, Lenders and L/C Issuer in law or in equity, under the Loan Documents, or otherwise.

10.3 Application of Funds. After the exercise of remedies provided for in Section 10.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, and Letter of Credit Fees) payable to Lenders and L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and L/C Issuer) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among Lenders and L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and constituting unpaid Bank Product Obligations, ratably among Lenders and Bank Product Providers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by Borrower pursuant to Sections 2.2 and 2.7;

Sixth, to payment of that remaining portion of the Obligations, ratably among the Lenders and Bank Product Providers in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by law.

Notwithstanding the foregoing, Bank Product Obligations shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with supporting documentation as Administrative Agent may request from the applicable Bank Product Provider, provided that no such notice shall be required for any Bank Product Agreement for which Administrative Agent or any Affiliate of Administrative Agent is the applicable Bank Product Provider. Each Bank Product Provider that is not a party to this Agreement that has given notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent pursuant to the terms of Article 11 hereof for itself and its Affiliates as if a “Lender” party hereto.

10.4 Performance by Administrative Agent. If Borrower shall fail to perform any covenant or agreement contained in any of the Loan Documents, then Administrative Agent may perform or attempt to perform such covenant or agreement on behalf of Borrower. In such event, Borrower shall, at the request of Administrative Agent, promptly pay to Administrative Agent any amount expended by Administrative Agent in connection with such performance or attempted performance, together with interest thereon at the Default Interest Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that Administrative Agent shall not have any liability or responsibility for the performance of any covenant, agreement, or other obligation of Borrower under this Agreement or any other Loan Document.

ARTICLE 11

AGENCY

11.1 Appointment and Authority.

(a) Each of the Lenders, L/C Issuer, and Swing Line Lender hereby irrevocably appoints Texas Capital Bank to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 11 are solely for the benefit of Administrative Agent, Lenders, L/C Issuer, and Swing Line Lender, and neither Borrower nor any other Obligated Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including for itself and its Affiliates in their capacities as potential Bank Product Providers) and L/C Issuer hereby irrevocably appoints and authorizes Administrative Agent to act as the agent of such Lender and L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Obligated Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by Administrative Agent pursuant to Section 11.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of Administrative Agent), shall be entitled to the benefits of all provisions of this Article 11 and Article 12 (including Section 12.1(b), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

11.2 Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to Lenders.

11.3 Exculpatory Provisions.

(a) Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that Administrative Agent shall not be required to take any action that, in its opinion or upon the advice of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity; and

(iv) shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document unless it shall first be indemnified to its satisfaction by Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(b) Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.2 and 11.9), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. SUCH LIMITATION OF LIABLITY SHALL APPLY REGARDLESS OF WHETHER THE LIABILITY ARISES FROM THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF ADMINISTRATIVE AGENT. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent in writing by Borrower, a Lender, L/C Issuer, or Swing Line Lender.

(c) Neither Administrative Agent nor any Related Party thereof shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan

Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

11.4 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Extension, that by its terms must be fulfilled to the satisfaction of a Lender, L/C Issuer, or Swing Line Lender, Administrative Agent may presume that such condition is satisfactory to such Lender, L/C Issuer, or Swing Line Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.5 Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Administrative Agent. Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 11 shall apply to any such sub agent and to the Related Parties of Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of this facility as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

11.6 Resignation of Administrative Agent.

(a) Administrative Agent may at any time give notice of its resignation to Lenders, L/C Issuer, Swing Line Lender and Borrower. Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in Dallas, Texas, or an Affiliate of any such bank with an office in Dallas, Texas. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of Lenders, L/C Issuer, and Swing Line Lender, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. After the Resignation Effective Date, the provisions of this Article 11 relating to or indemnifying or releasing Administrative Agent shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, Required Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Administrative Agent on behalf of Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity, fee or expense payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender, L/C Issuer, or Swing Line Lender, as applicable, directly, until such time, if any, as Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article 11, Section 12.1, and Section 12.2 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by Texas Capital Bank as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Texas Capital Bank resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require Revolving Credit Lenders to make Revolving Credit Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.2(c). If Texas Capital Bank resigns as Swing Line Lender, it shall retain all the rights of Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require Revolving Credit Lenders to make Revolving Credit Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.3(c). Upon the appointment by Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Texas Capital Bank to effectively assume the obligations of Texas Capital Bank with respect to such Letters of Credit.

11.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender, L/C Issuer, and Swing Line Lender expressly acknowledges that neither Administrative Agent nor any other Lender nor any Related Party thereto has made any representation or warranty to such Person and that no act by Administrative Agent or any other Lender hereafter taken, including any review of the affairs of Borrower, shall be deemed to constitute any representation or warranty by Administrative Agent or any Lender to any other Lender. Each Lender, Swing Line Lender and L/C Issuer acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender, L/C Issuer, and Swing Line Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders or Swing Line Lender by Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide any Lender or Swing Line Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), or creditworthiness of Borrower or the value of the Collateral or other Properties of Borrower or any other Person which may come into the possession of Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

11.8 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Obligated Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, L/C Issuer, Swing Line Lender, and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, L/C Issuer, Swing Line Lender, and Administrative Agent and their respective agents and counsel and all other amounts due Lenders, L/C Issuer, Swing Line Lender, and Administrative Agent under Section 12.1 or Section 12.2) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, L/C Issuer and Swing Line Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, L/C Issuer, and Swing Line Lender, as applicable, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 12.1 or Section 12.2.

11.9 Collateral and Guaranty Matters.

(a) The Secured Parties irrevocably authorize Administrative Agent, at its option and in its discretion:

(i) to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (x) upon termination of all Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Bank Product Agreements as to which arrangements satisfactory to the applicable Bank Product Provider shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and L/C Issuer shall have been made), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) if approved, authorized or ratified in writing by Required Lenders or all Lenders, as applicable, under Section 12.10;

(ii) to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.2; and

(iii) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by Administrative Agent at any time, Required Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 11.9.

(b) Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Administrative Agent’s Lien thereon, or any certificate prepared by any Obligated Party in connection therewith, nor shall Administrative Agent be responsible or liable to Lenders for any failure to monitor or maintain any portion of the Collateral.

11.10 Bank Product Agreements. No Bank Product Provider who obtains the benefits of Section 10.3, any Guaranty Agreements or any Collateral by virtue of the provisions hereof or of any Guaranty Agreement or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, wavier or modification of the provisions hereof or of the Guaranty or any Security Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 11 to the contrary, Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations unless Administrative Agent has received written notice of such Bank Product Obligations, together with such supporting documentation as Administrative Agent may request, from the applicable Bank Product Provider. Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations arising under Bank Product Agreements upon termination of all

Commitments and payment in full of all Obligations under the Loan Documents (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and L/C Issuer shall have been made).

ARTICLE 12

MISCELLANEOUS

12.1 Expenses.

(a) Borrower hereby agrees to pay on demand: (i) all costs and expenses of Administrative Agent, L/C Issuer, Swing Line Lender and their Related Parties in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, supplements, waivers, consents and ratifications thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel, advisors, consultants, and auditors for Administrative Agent, L/C Issuer, Swing Line Lender and their Related Parties; (ii) all costs and expenses of Administrative Agent, L/C Issuer, Swing Line Lender and each Lender in connection with any Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, court costs and fees and expenses of legal counsel, advisors, consultants, and auditors for Administrative Agent, L/C Issuer, Swing Line Lender and each Lender; (iii) all costs and expenses incurred by L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; (iv) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents; (v) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any Lien contemplated by this Agreement or any other Loan Document; and (vi) all other costs and expenses incurred by Administrative Agent, L/C Issuer, Swing Line Lender and any Lender in connection with this Agreement or any other Loan Document, any litigation, dispute, suit, proceeding or action, the enforcement of its rights and remedies, and the protection of its interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all costs, expenses, and other charges (including Administrative Agent’s and such Lender’s, L/C Issuer’s, and Swing Line Lender’s internal charges) incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating, or otherwise disposing of the Collateral or other assets of Borrower. Borrower shall be responsible for all expenses described in this clause (a) whether or not any Credit Extension is ever made. Any amount to be paid under this Section 12.1 shall be a demand obligation owing by Borrower and if not paid within thirty (30) days of demand shall bear interest, to the extent not prohibited by and no in violation of applicable Law, from the date of expenditure until paid at a rate per annum equal to the Default Interest Rate. The obligations of Borrower under this Section 12.1 shall survive payment of the Notes and other obligations hereunder and the assignment of any right hereunder.

(b) To the extent that Borrower for any reason fails to indefeasibly pay any amount required under Section 12.1(a) or Section 12.2 to be paid by it to Administrative Agent, L/C Issuer, or Swing Line Lender (or any sub-agent thereof) or any Related Party of Administrative Agent, L/C Issuer, or Swing Line Lender (or any sub-agent thereof), each Lender severally agrees to pay to Administrative Agent, L/C Issuer, or Swing Line Lender (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent, L/C Issuer, or Swing Line Lender (or any such sub-agent) or against any Related Party of Administrative Agent, L/C Issuer, or Swing Line Lender (or any sub-agent thereof) acting for Administrative Agent, L/C Issuer, or Swing Line Lender (or any such sub-agent) in connection with such capacity. EACH LENDER ACKNOWLEDGES THAT SUCH PAYMENTS MAY BE IN RESPECT OF LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARISING OUT OF OR RESULTING FROM THE SOLE, CONTRIBUTORY, COMPARATIVE, CONCURRENT OR ORDINARY NEGLIGENCE OF THE PERSON (OR THE REPRESENTATIVES OF THE PERSON) TO WHOM SUCH PAYMENTS ARE TO BE MADE.

12.2 INDEMNIFICATION. BORROWER SHALL INDEMNIFY ADMINISTRATIVE AGENT, L/C ISSUER, SWING LINE LENDER, EACH LENDER AND EACH RELATED PARTY THEREOF FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF BORROWER OR ANY OF ITS SUBSIDIARIES OR ANY OTHER OBLIGATED PARTY, (E) ANY LOAN OR LETTER OF CREDIT OR USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE L/C ISSUER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT) OR (F) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE, CONTRIBUTORY, COMPARATIVE, CONCURRENT OR ORDINARY NEGLIGENCE OF SUCH PERSON (OR THE REPRESENTATIVES OF SUCH PERSON), BUT EXCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, OR EXPENSES ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY LENDER OR ANY OF THEIR AFFILIATES OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, OR AGENTS AFTER FINAL JUDGMENT OF A COURT OF COMPETENT JURISDICTION. Any amount to be paid under this Section 12.2 shall be a demand obligation owing by Borrower and if not paid within ten (10) Business Days of demand shall bear interest, to the extent not prohibited by and not in violation of applicable Law, from the date of expenditure until paid at a rate per annum equal to the Default Interest Rate. The obligations of Borrower under this Section 12.2 shall survive payment of the Notes and other obligations hereunder and the assignment of any right hereunder.

12.3 Limitation of Liability. None of Administrative Agent, L/C Issuer, Swing Line Lender, or any Lender, or any Affiliate, officer, director, employee, attorney, or agent of any of the foregoing, shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower or any other Obligated Party in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Borrower hereby waives, releases, and agrees not to sue Administrative Agent, L/C Issuer, Swing Line Lender, or any Lender, or any Affiliates, officers, directors, employees, attorneys, or agents of any of the foregoing for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

12.4 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Administrative Agent, any Lender, L/C Issuer, or Swing Line Lender shall have the right to act exclusively in the interest of Administrative Agent or such Lender, L/C Issuer, or Swing Line Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrower or any of Borrower’s equity holders, Affiliates, officers, employees, attorneys, agents, or any other Person.

12.5 Lenders Not Fiduciary. The relationship between Borrower and Administrative Agent, Arranger and each Lender, L/C Issuer, and Swing Line Lender is solely that of debtor and creditor, and none of Administrative Agent, Arranger, any Lender, L/C Issuer, or Swing Line Lender has any fiduciary or other special relationship with Borrower, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Borrower and Administrative Agent, Arranger and each Lender, L/C Issuer, and Swing Line Lender to be other than that of debtor and creditor.

12.6 Equitable Relief. Borrower recognizes that in the event Borrower fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to Administrative Agent or Lenders, L/C Issuer, or Swing Line Lender. Borrower therefore agrees that Administrative Agent, any Lender, L/C Issuer, or Swing Line Lender, if Administrative Agent or such Lender, L/C Issuer, or Swing Line Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

12.7 No Waiver; Cumulative Remedies. No failure on the part of Administrative Agent, any Lender, L/C Issuer, or Swing Line Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Obligated Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 10.2 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Swing Line Lender) hereunder and under the other Loan Documents,

(c) any Lender from exercising setoff rights in accordance with Section 4.2 (subject to the terms of Section 12.23), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Obligated Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 10.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 12.23, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

12.8 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or transfer any of its rights, duties, or obligations under this Agreement or the other Loan Documents without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.8(b), (ii) by way of participation in accordance with the provisions of Section 12.8(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.8(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.8(d) and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment(s) and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 12.8(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in Section 12.8(b)(i)(A), the aggregate amount of the Commitment(s) (which for this purpose includes Loans outstanding hereunder) or, if the applicable Commitment is not then in effect, the Outstanding Amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment(s) assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 12.8(b)(i)(B) and, in addition: (A) the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof; (B) the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment or Revolving Credit Loans if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender, and (C) the consent of L/C Issuer and Swing Line Lender shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) Borrower, or any of Borrower’s Affiliates or Subsidiaries or any other Obligated Party or (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to such assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to: (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 12.8(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 12.1 and Section 12.2 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any party hereunder arising from that Lenders’ having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.8(d). Upon the consummation of any assignment pursuant to this Section 12.8(b), if requested by the transferor or transferee Lender, the transferor Lender, Administrative Agent and Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender (if applicable) and new Notes or, as appropriate, replacement Notes, are issued to the assignee.

(c) Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in Dallas, Texas a copy of each Assignment and Assumption delivered to it and a Register. The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to a Participant in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, Administrative Agent, and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.1(b) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 12.10 which requires the consent of all Lenders and affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.5 and 3.2 (subject to the requirements and limitations therein, including the requirements under Section 3.4(g) (it being understood that the documentation required under Section 3.4(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.6 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.1 or 3.2, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.6 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.2 as though it were a Lender; provided that such Participant agrees to pay to Administrative Agent any amount set-off for application to the Obligations under the Loan Documents as required pursuant to Section 4.2; provided further that such Participant agrees to be subject to Section 12.23 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a Participant Register; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Dissemination of Information. Borrower and each other Obligated Party authorizes Administrative Agent and each Lender to disclose to any actual or prospective purchaser, assignee or other recipient of a Lender’s Commitment, any and all information in Administrative Agent’s or such Lender’s possession concerning Borrower, the other Obligated Parties and their respective Affiliates.

12.9 Survival. All representations and warranties made in this Agreement or any other Loan Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by Administrative Agent or any Lender or any closing shall affect the representations and warranties or the right of Administrative Agent or any Lender to rely upon them. Without prejudice to the survival of any other obligation of Borrower hereunder, the obligations of Borrower under Sections 12.1 and 12.2 shall survive repayment of the Obligations and termination of the Commitments.

12.10 Amendment. The provisions of this Agreement and the other Loan Documents to which Borrower is a party (other than the Issuer Documents) may be amended or waived only by an instrument in writing signed by Required Lenders (or by Administrative Agent with the consent of Required Lenders) and Borrower and acknowledged by Administrative Agent; provided, however, that no such amendment or waiver shall:

(a) waive any condition set forth in Section 5.1, without the written consent of each Lender;

(b) extend or increase any Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.2) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayment) of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of Required Lenders shall be necessary to adjust the Default Interest Rate or to waive any obligation of Borrower to pay interest at such rate;

(e) change any provision of this Section 12.10 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (or each Revolving Credit Lender, in the case of a change in the definition of Required Lenders);

(f) change Section 10.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(g) release any Guaranty or all or substantially all of the Collateral (in each case, except as provided herein) without the written consent of each Lender;

and, provided further, that that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment(s) of any Defaulting Lender may not be increased or extended without the consent of such Lender; and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

12.11 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 12.11(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as set forth on Schedule 12.11. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 12.11(b) shall be effective as provided in Section 12.11(b).

(b) Electronic Communications. Notices and other communications to Lenders and hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified Administrative Agent that it is incapable of receiving notices under Article 2 by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such facsimile, email or other electronic communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto, Schedule 12.11 shall be deemed to be amended by each such change, and Administrative Agent is authorized, in its discretion, from time to time to reflect each such change in an amended Schedule 12.11 provided by Administrative Agent to each party hereto.

(d) Platform.

(i) Borrower agrees that Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders, L/C Issuer or Swing Line Lender by posting the Communications on the Platform.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent Parties have any liability to Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of communications through the Platform.

(iii) Borrower and each other Obligated Party (by its, his or her execution of a Loan Document) hereby authorizes Administrative Agent, each Lender, Swing Line Lender and their respective counsel and agents to communicate and transfer documents and other information (including confidential information) concerning this transaction or Borrower or any other Loan Party and the business affairs of Borrower and such other Loan Parties via the Internet or other electronic communication without regard to the lack of security of such communications.

12.12 Governing Law; Venue; Service of Process.

(a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of Texas (without reference to applicable rules of conflicts of Laws), except to the extent the Laws of any jurisdiction where Collateral is located require application of such Laws with respect to such Collateral.

(b) Jurisdiction. Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Administrative Agent, any Lender, L/C Issuer, Swing Line Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Texas sitting in Dallas County, and of the United States District Court of the Northern District of Texas, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Texas State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that Administrative Agent, any Lender, L/C Issuer or Swing Line Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.11. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

12.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

12.14 Severability. Any provision of this Agreement or any other Loan Document held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal. Furthermore, in lieu of such invalid or unenforceable provision there shall be added as a part of this Agreement or the other Loan Documents a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

12.15 Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.16 Construction. Borrower, Administrative Agent and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower, Administrative Agent and each Lender.

12.17 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

12.18 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.18.

12.19 Additional Interest Provision. It is expressly stipulated and agreed to be the intent of Borrower, Administrative Agent and each Lender at all times to comply strictly with the applicable law governing the maximum rate or amount of interest payable on the indebtedness evidenced by any Note, any Loan Document, and the Related Indebtedness (or applicable United States federal law to the extent that it permits any Lender to contract for, charge, take, reserve or receive a greater amount of interest than under applicable law). If the applicable law is ever judicially interpreted so as to render usurious any amount (a) contracted for, charged, taken, reserved or received pursuant to any Note, any of the other Loan Documents or any other communication or writing by or between Borrower and any Lender related to the transaction or transactions that are the subject matter of the Loan Documents, (b) contracted for, charged, taken, reserved or received by reason of Administrative Agent’s or any Lender’s exercise of the option to accelerate the maturity of any Note and/or the Related Indebtedness, or (c) Borrower will have paid or Administrative Agent or any Lender will have received by reason of any voluntary prepayment by Borrower of any Note and/or the Related Indebtedness, then it is Borrower’s, Administrative Agent’s and Lenders’ express intent that all amounts charged in excess of the Maximum Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Rate theretofore collected by Administrative Agent or any Lender shall be credited on the principal balance of any Note and/or the Related Indebtedness (or, if any Note and all Related Indebtedness have been or would thereby be paid in full, refunded to Borrower), and the provisions of any Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if any Note or Related Indebtedness has been paid in full before the end of the stated term thereof, then Borrower, Administrative Agent and each Lender agree that Administrative Agent or any Lender, as applicable, shall, with reasonable promptness after Administrative Agent or such Lender discovers or is advised by Borrower that interest was received in an amount in excess of the Maximum Rate, either refund such excess interest to Borrower and/or credit such excess interest against such Note and/or any Related Indebtedness then owing by Borrower to Administrative Agent or such Lender. Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against Administrative Agent or such Lender, Borrower will provide written notice to Administrative Agent or any Lender, advising Administrative Agent or such Lender in reasonable detail of the nature and amount of the violation, and Administrative Agent or such Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against the Note to which the alleged violation relates and/or the Related Indebtedness then owing by Borrower to Administrative Agent or such Lender. All sums contracted for, charged, taken, reserved or received by Administrative Agent or any Lender for the use, forbearance or detention of any debt evidenced by any Note and/or the Related Indebtedness shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of such Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of any Note and/or the Related Indebtedness does not exceed the Maximum Rate from time to time in effect and applicable to such Note and/or the Related Indebtedness for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the Notes and/or any of the Related Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Administrative Agent or any Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

12.20 Ceiling Election. To the extent that any Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Rate payable on any Note and/or any other portion of the Obligations under the Loan Documents, such Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303. To the extent United States federal law permits any Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, such Lender will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, any Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect.

12.21 USA Patriot Act Notice. Administrative Agent and each Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and each other Obligated Party, which information includes the name and address of Borrower and each other Obligated Party and other information that will allow Administrative Agent and such Lender to identify Borrower and each other Obligated Party in accordance with the Patriot Act. In addition, Borrower agrees to (a) ensure that no Person who owns a controlling interest in or otherwise controls Borrower or any Subsidiary of Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the OFAC, the Department of the Treasury or included in any Executive Order, (b) not to use or permit the use of proceeds of the Obligations to violate any of the foreign asset control regulations of the OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, or cause its Subsidiaries to comply, with the applicable Laws.

12.22 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders” and “Required Lenders” and in Section 12.10.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 10 or otherwise) or received by Administrative Agent from a Defaulting Lender shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, with respect to a Defaulting Lender that is a Revolving Credit Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to L/C Issuer or Swing Line Lender hereunder; third, with respect to a Defaulting Lender that is a Revolving Credit Lender, to Cash Collateralize L/C Issuer’s Fronting Exposure, if any, with respect to such Defaulting Lender in accordance with Section 2.7; fourth, with respect to a Defaulting Lender that is a Revolving Credit Lender, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolving Credit Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, with respect to a Defaulting Lender that is a Revolving Credit Lender, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Credit Loans under this Agreement and (y) Cash Collateralize L/C Issuer’s future Fronting Exposure, if any, with respect to such

Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.7; sixth, to the payment of any amounts owing to Lenders, L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, L/C Issuer or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 12.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 12.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.4(c) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.7.

(C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause 12.22(a)(iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable law, (x) first, prepay Swing Line Loans in an amount equal to Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.7.

(b) Defaulting Lender Cure. If Borrower, Administrative Agent, Swing Line Lender and L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by Lenders in accordance with their Applicable Percentages (without giving effect to Section 12.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

12.23 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it or other obligations hereunder, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall:

(a) notify Administrative Agent of such fact; and

(b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 12.23 shall not be construed to apply to: (A) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender); or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section 12.23 shall apply).

Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

12.24 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent, L/C Issuer or any Lender, or Administrative Agent, L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and L/C Issuer severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders and L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

12.25 Confidentiality. Each of Administrative Agent, L/C Issuer, Swing Line Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or any Governmental Authority, quasi-Governmental Authority or legislative committee, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to its being under a duty of confidentiality no less restrictive than this Section 12.25, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its Related Parties) to any Hedge Agreement relating to Borrower and its obligations, (iii) any actual or prospective purchaser of a Lender or its holding company, (iv) any rating agency or any similar organization in connection with the rating of Borrower or the Facilities or (v) the CUSIP Service Bureau or any similar organization in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities, (g) with the consent of Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.25 or (ii) becomes available to Administrative Agent, L/C Issuer, Swing Line Lender, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than Borrower. For purposes of this Section 12.25, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses which is clearly identified as confidential, other than any such information that is available to Administrative Agent, L/C Issuer, Swing Line Lender or any Lender on a non-confidential basis prior to disclosure by Borrower or a Subsidiary; provided that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.25 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

12.26 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

12.27 Independence of Covenants. All covenants under the Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

12.28 Existing Credit Agreement. Each of the parties hereto hereby agrees that this Agreement is an amendment and restatement of the Existing Credit Agreement in its entirety, all documents, instruments or agreements creating security interests or liens in favor of “Administrative Agent” or “Lenders” as defined in the Existing Credit Agreement and securing obligations thereunder continue to secure such obligations and nothing contained herein is intended to represent a novation of any type with respect to the obligations of the Existing Credit Agreement or any documents, instruments or agreements executed in connection therewith. Borrower hereby ratifies and confirm that the existing liens and security interests created under the Existing Credit Agreement and the other Loan Documents continue to secure the Obligations evidenced by this Agreement and the other Loan Documents, and all modifications, amendments, renewals, extensions, and restatements thereof.

12.29 NOTICE OF FINAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE FOLLOWS]

EXECUTED to be effective as of the date first written above.

BORROWER:

ENFORCEMENT VIDEO, LLC

By:	/s/ David Walker
David Walker
Chief Financial Officer

Signature Page to

Second Amended and Restated Credit Agreement

ADMINISTRATIVE AGENT:

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION

By:	/s/ Bobby Little
Bobby Little
Senior Vice President

Signature Page to

Second Amended and Restated Credit Agreement

LENDERS:

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION

By:	/s/ Bobby Little
Bobby Little
Senior Vice President

Signature Page to

Second Amended and Restated Credit Agreement

ORIGIN BANK

By:	/s/ Robert B. Hydeman, Jr.
Name: Robert B. Hydeman, Jr.
Title: Senior Vice President

Signature Page to

Second Amended and Restated Credit Agreement